Preliminary Offering Circular, Dated June 22, 2018

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

20/20 GeneSystems, Inc.

9430 Key West Ave.

Rockville, MD 20850

(240) 453-6339; www.2020gene.com

UP TO 3,399,433 SHARES OF SERIES B PREFERRED STOCK

UP TO 3,399,433 SHARES OF COMMON STOCK INTO WHICH

THE SERIES B PREFERRED STOCK MAY CONVERT

This is the initial public offering of securities of 20/20 GeneSystems, Inc., a Delaware corporation (which we refer to as “our company,” “we,” “our” and “us”). We are offering a minimum of 127,479 shares of Series B Preferred Stock and a maximum of 3,399,433 shares of Series B Preferred Stock at an offering price of $3.53 per share, or a minimum of $450,000 of shares and a maximum of $12,000,000 of shares, on a “best efforts” basis.

The Series B Preferred Stock will be convertible into our Common Stock, par value $0.01, either at the discretion of the investor or automatically upon the earlier to occur of (i) the closing of the sale of shares of Common Stock to the public at a price of at least $8.15 per share (subject to adjustments) in a public offering pursuant to an effective registration statement or offering statement under the Securities Act resulting in at least $15,000,000 of gross proceeds to our company, (ii) the date on which the shares of Common Stock are listed on a national stock exchange, including without limitation the or the New York Stock Exchange or the Nasdaq Stock Market, or (iii) the vote or written consent of the holders of at least 67% of the then outstanding shares of all series of our outstanding Preferred Stock, voting together on an as-converted to Common Stock basis (which vote or consent shall include the holders of at least 67% of the shares of our Series A-1 Preferred Stock outstanding voting as a separate class). The total number of shares of Common Stock into which the Series B Preferred Stock may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Securities Being Offered” beginning on page 45 for additional details.

We intend to offer the incentives for participation in the offering. See “Plan of Distribution” beginning on page 21 for details.

We have engaged The Bryn Mawr Trust Company of Delaware as an escrow agent to hold funds tendered by investors, and assuming we sell a minimum of $450,000 in shares, may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this offering has been qualified by the U.S. Securities and Exchange Commission, or the SEC, or (3) the date on which this offering is earlier terminated by us in our sole discretion. In the event we have not sold the minimum number of shares by the date that is one year from the qualification of this offering with the SEC, or sooner terminated by us, any money tendered by potential investors will be promptly returned by the escrow agent. We may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to us.

This offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings. We have engaged SI Securities, LLC to serve as our sole and exclusive placement agent to assist in the placement of our securities. The placement agent will receive compensation for sales of the shares offered hereby at a fixed commission rate of 7.5% of the gross proceeds of the offering. Additionally, the placement agent will receive a number of shares of our Series B Preferred Stock equal to 5% of the number of shares issued in this offering. Notwithstanding the foregoing, investments made by certain investors identified by us and the placement agent who invest a minimum of $50,000 (referred to herein as the Reduced Compensation Investors) may be eligible for a reduced commission rate of 4% of the gross proceeds received from the Reduced Compensation Investors and the placement agent will receive a number of shares of our Series B Preferred Stock equal to 2% of the number of shares issued to the Reduced Compensation Investors; provided that the placement agent shall receive no compensation for investments by the Reduced Compensation Investors before the first $1.5 million is raised in this offering. See “Plan of Distribution” for details of the compensation payable to the placement agent.

	Price to Public	Underwriting discount and commissions(1)	Proceeds to us (before expenses)(2)
Per Share	$3.53	$0.26	$3.27
Total Minimum	$450,000	$33,750	$416,250
Total Maximum	$12,000,000	$900,000	$11,100,000

(1)	These amounts assume that there are no Reduced Compensation Investors.

(2)	We estimate the total expenses of this offering, excluding the placement agent commissions, will be approximately $163,000. Because this is a best efforts offering, the actual public offering amount, placement agent commissions and proceeds to us are not presently determinable and may be substantially less than the total maximum offering set forth above.

Prior to this offering, there has been no public market for our Common Stock or Series B Preferred Stock. We may apply for the quotation of our Common Stock on the OTCQB Venture Market maintained by OTC Markets Group Inc. by the end of 2018, subject to certain considerations, including, without limitation, the size and timing of the completion of this offering, and whether we accomplish certain commercialization milestones.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this offering circular and future filings after this offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 for a discussion of certain risks that you should consider in connection with an investment in our securities.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This offering circular is following the offering circular format described in Part II (a)(1)(i) of Form 1-A.

The approximate date of commencement of proposed sale to the public is [   ].

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this offering circular concerning the news industry, the cancer screening market and the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Description of Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this offering circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this offering circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	our dependence upon external sources for the financing of our operations;

●	our ability to successfully and profitably market our products;

●	the acceptance of our products by patients and healthcare providers;

●	the willingness of health insurance companies and other payors to reimburse us for our performance of our diagnostic tests;

●	the amount and nature of competition from other cancer screening products and services;

●	our success establishing and maintaining collaborative and licensing arrangements;

●	our dependence on a limited number of manufacturers of molecular diagnostic equipment and related chemical reagents necessary for the provision of our diagnostic tests;

●	our ability to obtain and enforce patents and to protect our trade secrets, others could use our technology to compete with us, which could create undue competition and pricing pressures.

●	the effects of any healthcare reforms or changes in healthcare pricing, coverage and reimbursement; and

●	our ability to maintain regulatory approvals and comply with applicable regulations.

Although the forward-looking statements in this offering circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this offering circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire offering circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, each included elsewhere in this offering circular.

Our Company

Overview

We are a digital diagnostics company with the core mission of reducing cancer mortality in the U.S. and around the world through early detection. To do so, we use machine learning and big data analytics approaches to substantially improve the accuracy of tumor biomarkers that are currently tested in millions of individuals around the world. Our products include a blood test for early lung cancer (www.BloodTestforLungCancer.com) and a multi-cancer test for screening at least five cancers from one blood sample (www.OneTestforCancer.com). Our legacy businesses include a patented field test kit for screening suspicious powders for bioterror agents that is used regularly by hundreds of first responder organizations worldwide (www.BioCheckInfo.com).

Our Markets & Unique Technical Approach for Addressing those Markets

The survival rate for the deadliest cancers is closely linked to stage at time of diagnosis. With lung cancer, for example, some studies show a five-year survival rate approaching 90% for screen detected Stage 1 cancers. That survival plummets to below 5% percent for metastatic cancers first diagnosed in Stage 4 (Henschke, et al. “Survival of patient with Stage 1 Lung Cancer Detected on CT Screening,” N. Engl. J. Med. 355 (2006)). For these reason in certain regions of the world, especially East Asia, an aggressive cancer screening posture is commonplace. Millions of individuals in Japan, Korea, and China undertake 3-5 hour “health checks” each year that usually include blood tests for an array of cancers. Typically, these blood tests measure the levels of between 3 to 8 tumor antigens, proteins secreted by tumors that can be detected using antibodies. Large scale studies by our collaborators in Taiwan demonstrate that these tests are useful for detecting even early stage cancers (Y.-H. We et al., “Cancer screening through a multi-analyte serum biomarker panel during health check-up examinations: Results from a 12-year experience,” Clinica Chemica Acta 450 (2015)). However, using the approach that we have pioneered, this screening approach can be rendered significantly more accurate using machine learning algorithms that integrate clinical factors (e.g. age, gender, smoking history, etc.) with the biomarker levels. Incorporation of changes to the levels of these biomarkers over time has also been shown to improve diagnostic accuracy and usefulness.

In short, our unique technical approach involves the following three elements: (i) obtain “real-world” data from tens of thousands of apparently healthy individuals (i.e. no apparent signs of symptoms of cancer) who are screened for cancer using blood tests that are routine in certain parts of the world (e.g. East Asia), (ii) use this data to build machine learning algorithms that improve the accuracy of those tests by integrating clinical factors (age, gender, etc.), and (iii) introduce those tests in other parts of the world where this testing approach is less common while providing studies to evaluate and account for any variability across patient populations. We are unaware of any other companies that have adopted this approach.

According to MarketsandMarkets, the global cancer diagnostics market was valued at $7.1 billion in 2015 and is projected to reach $13.1 billion by the year 2020, increasing at a compound annual growth rate, or CAGR, of 12.9% during this period.

Our solutions historically focused on lung cancer, which is the third most common cancer and the leading cause of cancer deaths among both men and women, according to the American Cancer Society. According to Grand View Research, the global lung cancer diagnostics market is forecasted to grow to $3.64 billion by 2024 from an estimated $1.63 billion in 2015. While the North American market generated the most revenue in 2015 (~$520 million), the Asia Pacific market has the largest projected growth rate at a CAGR of 9.5% from 2013 to 2024.

More recently, we have prioritized the development and commercialization of a “pan” cancer test (i.e. screening for several cancers from one blood sample). This test has a substantially larger market than any single cancer test. According to Grand View Research, in 2015, the global blood testing market was valued at $51.5 billion and is expected to reach $62.9 billion by 2024. Regionally, North America held the dominant market share with over 40% of total revenue in 2015 and the Asia Pacific market is expected to grow rapidly due to rising awareness of necessary diagnostic needs and technologies, according to Grand View Research.

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Biomarkers are biological molecules obtained from blood, tissue, or other body fluids that are used to test for diseases or conditions. The global biomarkers market was worth $27.95 billion in 2016 and is anticipated to grow at a CAGR of 13.8% to reach $53.34 billion in 2021, according to MarketsandMarkets. Biomarker development is driven by increased diagnostic applications and research funding as well as by the rising prevalence of cancers. If categorized by diseases and disorders, cancer leads with the largest biomarkers market share in 2016. According to Grand View Research, the global cancer biomarkers market was valued at $10.3 billion in 2016 and is expected to reach $33.7 billion by 2025, growing at a CAGR of 14.3%.

Our Products

PAULA’s Test+™ (www.BloodTestforLungCancer.com) is a blood test and algorithm to aid in the early detection of lung cancer. We believe that it is the first combinatorial blood test for the early detection of lung cancer that incorporates a machine learning algorithm. In the U.S., we introduced PAULA’s Test+™, a CLIA (Clinical Laboratory Improvement Amendments) licensed lab and lung cancer test that has incorporated a new machine learning algorithm recently co-developed and validated by the Cleveland Clinic.

For China and East Asia, we developed software with an algorithm to substantially improve the accuracy of lung cancer screening already common in that region. The algorithm was developed using data from over 1,000 Chinese patients who have one or more ambiguous pulmonary nodules (i.e. not determined to be either benign or malignant) as determined by CT scan.

We are working to follow this product with OneTest™ a universal multi-cancer test and algorithm to screen for multiple cancer types from one blood sample, which is in late stage development.  The test is based on data from over 40,000 individuals tested with the seven-biomarker panel over a 12-year period.  Importantly, our combinatorial algorithms and analytics substantially improve the accuracy of cancer tests currently used by physicians, hospitals, clinical labs, and health check centers in many parts of the world -- without requiring new equipment or change in diagnostic testing practice.  The algorithm combines the levels of protein biomarkers--like CEA, AFP, PSA, and the like with patient information (e.g. age, gender, smoking history, etc.). We report patient risk of having 5 or more cancers (liver, lung, pancreas, and the like) and recommend follow-up testing with the objective of finding early tumors that can be surgically removed before they become fatal. OneTest™ is modeled on the testing approach very common in East Asia where millions of healthy individuals receive yearly cancer blood test as part of annual health check-ups.

Our other products and technologies include BioCheck®, a patented test kit for screening suspicious powders that is used by hundreds of first responder organizations in the U.S. and overseas. We also own a patented technology for tumor profiling with later stage cancers (prostate, kidney) to select optimum treatment regimens. Those products can be licensed or spun off or otherwise advanced to create additional shareholder value.

Our Commercial Approach

Our current commercial model, somewhat unique in the diagnostics industry, is to build and provide a software analytics layer on top of assays that mainly comprise approved and widely used biomarker detection kits and instrumentation. With this approach, hundreds of medical testing laboratories worldwide can quickly adopt and implement our tests with minimal barriers since they can use their already installed base of established tumor marker detection kits and automated instruments available from companies like Roche Diagnostics, Abbott Diagnostics, and Siemens Diagnostics, thereby permitting us to scale globally. Each of these testing laboratories can provide and promote the tests and algorithms to healthcare practitioners and organizations in their network.  We are presently unaware of any other company that has commercialized products for early cancer detection in the U.S. using this model.

In the U.S., we have adopted both Business-to-Business, or B2B, and Business-to-Consumer, or B2C, commercial / sales models. The B2B model involves partnerships with smaller clinical testing labs such as those that are owned by or affiliated with primary care practitioner, or PCP, groups. With this model, the PCP offers our tests to their patients, collects the fee, runs the tests in their labs, and accesses our cloud based algorithms on a pay-per-test basis. This structure provides a substantial financial incentive for the PCP to drive test volume while providing a unique service to their patients that parallels but improves upon testing practices untaken by millions of individuals outside the U.S.

Our B2C model involves direct-to-consumer engagement. Individuals interested in our tests can order them from our website and then receive a prescription either from their own PCP or from a telemedicine service provider that we direct them to (we always recommend consumers to receive and interpret test results only through a physician or other qualified medical practitioner). The prescription would then be taken to a national clinical laboratory chain (e.g., Quest Diagnostics, LabCorp, BioReference Labs, etc.) where they will have a blood sample taken and the biomarker tests will be run. The biomarker values will be reported back to us, to be entered into our algorithms and to produce a report with the various cancer risk scores, etc.

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Overseas our commercialization models will vary and will be implemented by our marketing partners in each country. One such marketing partnership is already in place (My-BioMed in China), and several others are pending. We have received interest from a number of large software and diagnostics companies that are actively seeking to make near-term alliances with, and acquisitions of, companies at the intersection of healthcare and artificial intelligence. A marketing partnership in China will result in revenue from that country, home to the world’s largest population of smokers, with large streams of clinical data that will enhance our proprietary database and support growth of the US market as well.

Our Competition

Because of the substantial unmet medical need worldwide, many companies (and associated academic partners) are actively seeking to develop and commercialize tests of various types to detect cancers early, when it can be treated most effectively. Current approaches include in-vivo radiographic imaging as well as in-vitro tests using diverse bodily tissues and fluids including blood (serum or whole blood), urine, saliva, stool, sputum, and exhaled breath.

With regard to lung cancer, a longstanding focus of our company, key competitors include OncImmune, Ltd. and OncoCyte, Corp.

While no marketed product currently competes with our proposed OneTest™ multi (pan) cancer test, there are many emerging companies seeking to use “liquid biopsy” and “next-gen sequencing” for pan-cancer testing. Examples of companies working on pan-cancer tests include Grail, Freenome and Personal Genome Diagnostics.

We believe we may be the first and only company to have a market ready pan-cancer blood test that meets each of the following criteria:

●	Aids in the early detection of four or more cancers, especially deadly cancers such as those of the lung, liver, and pancreas for which there are no widely used screening tools in the U.S.;

●	Includes machine learning algorithms powered by data from over 28,000 individuals, the majority of whom were tested before being diagnosed with cancer (it is very important to show that a test is useful to screen asymptomatic individuals vs. monitoring those who have confirmed cancer);

●	Externally validated using an independent sample set; and

●	Reasonably expected to be offered for under $300 over the next few years (this price point is important since these tests will not likely be covered by insurance for many years to come).

We believe that we are among the first companies to develop and bring to market in the U.S. and China, machine learning algorithms developed from and used with standard biomarker tests run in thousands of Health Check Centers in East Asia and around the world. Accumulation of high-quality data to build these algorithms was a multi-year effort, thereby creating a substantial barrier to entry. As a first mover, serial data we collect from individuals who use our test will be fed back into the machine learning algorithm resulting in further accuracy improvement. Thus, we expect to remain ahead of emerging competitors in terms of continuously learning and improving test performance.

Our Competitive Advantages

Based on our management’s belief and experience in the industry, the following competitive strengths should enable us to compete effectively in and capitalize on the growing cancer diagnostic market.

●	Our pan-cancer test and algorithm are based on data from a pre-symptomatic patient population and therefore should translate well into a real-world screening population. The reported diagnostic accuracy of our tests—typically quantified as a function of clinical sensitivity and specificity—are generally comparable to those reported by our aforementioned competitors. However, unlike our known competitors, the data supporting our pan-cancer and lung nodule products were generated from tens of thousands of individuals undergoing yearly screenings in “real world” patient settings where blood samples were taken and analyzed before the cancer diagnosis. In contrast, competing products were developed in a laboratory setting involving blood samples from individuals after they presented with symptoms of cancer when it has often advanced to a later stage.

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●	Our tests our designed to be compatible with existing systems. Our tests are designed to be compatible with standard instrument systems manufactured and distributed by companies such as Roche Diagnostics, Abbott Diagnostics, and Siemens Healthcare. We believe that this dramatically lowers the barriers to adoption by hundreds of clinical diagnostics laboratories worldwide.

●	Our tests are more affordable compared to DNA based liquid biopsies. We project that the average selling price of OneTest™ will be $189 and the average selling price of PAULAs test+™ about $149. In contrast tests that incorporate next gen sequencing of cell-free DNA will likely cost an average of $500 or more for the next several years.

●	Cancer screening options in the U.S. are limited to only a few types of cancers. Widespread cancer screening in the U.S. is limited to only colorectal, breast, prostate, cervical and lung (for those at highest risk). Our test offers additional early detection options for other commonly diagnosed cancers such as pancreatic and liver, where few if any low cost, easily accessible screening option exists today.

Our Growth Strategy

We will strive to be a leading cancer diagnostic company by pursuing the following growth strategies:

●	Scaling through partnerships with medical practitioners, retail clinics, and national lab chains. Because our algorithms are designed to be used with standard instruments, we will seek to partner with labs, both large national chains as well as smaller regional and office-based labs. We can offer our tests in the U.S. and in foreign markets who wish to offer our tests to their customers if they obtain the instruments and kits from Roche, Abbott, or Siemens diagnostics. In the future, we expect our tests to become available at pharmacy chains and walk-in clinics that have on-site blood sample collection capabilities and trained healthcare practitioners to educate consumers.

●	Health conscious consumers are willing to pay an average of up to $200 for cancer detection blood tests. Our market research and pre-commercial pilots suggest that a substantial and growing segment of the wellness market is willing to pay an average of about $200 for early cancer screening blood tests if it helps to reduce the risk of advanced, lethal cancers. We have therefore adopted a consumer-initiated model where interested individuals request the test from a physician of their choice. We have no immediate plans for a pure direct-to-consumer model that avoids physicians entirely.

Recent Developments

We recently completed an equity crowdfunding offering under Section 4(a)(6) of the Securities Act and Regulation Crowdfunding promulgated thereunder. On December 29, 2017, we completed an initial closing in which we raised $1,018,297 in gross proceeds through the sale of 312,361 shares of our Series A-2 Preferred Stock to 1,792 investors. On January 23, 2018, we completed a second and final closing in which we raised $48,988 in gross proceeds through the sale of 15,027 shares of our Series A-2 Preferred Stock to 106 investors. As a result of this offering, we received net proceeds of approximately $1,000,000.

Going Concern

The accompanying financial statements have been prepared assuming our company will continue as a going concern. This assumes continuing operations and the realization of assets and liabilities in the normal course of business. We have incurred losses since our formation. As of December 31, 2017, we have an accumulated deficit of approximately $15,913,805. We do not expect to have a predictable revenue stream in the near future. In addition, we have used, rather than provided, cash in our operations. While we have secured capital late in 2017, and continue to place emphasis on securing additional investment, the lack of a proven profitable business strategy that would generate a predicable revenue stream makes it unlikely for our company to continue as a going concern. As a result, we have included a discussion about our ability to continue as a going concern in our financial statements, and our auditor’s report for the years ended December 31, 2017 and 2016 include an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.” If we are unable to generate sufficient cash from our operating activities or raise additional funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

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The offering

Securities being offered:	A minimum of 127,479 shares of Series B Preferred Stock and up to 3,399,433 shares of Series B Preferred Stock, or a minimum of $450,000 of shares and a maximum of $12,000,000 of shares.

Offering price per share:	$3.53 per share.

Common Stock outstanding before the offering:	4,724,633 shares.(1)

Preferred Stock outstanding before the offering:	1,960,940 shares convertible into 1,960,940 shares of Common Stock (subject to adjustment).

Preferred Stock outstanding after the offering:	2,088,419 shares (convertible into 2,088,419 shares of Common Stock) if the minimum number of shares being offered are sold and 5,360,373 shares (convertible into 5,360,373 shares of Common Stock) if the maximum number of shares being offered are sold.

Placement agent:	We have engaged SI Securities, LLC to serve as our sole and exclusive placement agent to assist in the placement of our securities on a best efforts basis. See “Plan of Distribution.”

Restrictions on investment amount:	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Termination of the offering:	The offering will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this offering has been qualified by the SEC or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Proposed listing:

We may apply for the quotation of our Common Stock on the OTCQB Venture Market by the end of 2018, subject to certain considerations, including, without limitation, the size and timing of the completion of this offering, and whether we accomplish certain commercialization milestones.

Use of proceeds:	We intend to use the net proceeds of this offering for sales and marketing, research and development, intellectual property development and protection, cybersecurity and patient privacy protection and working capital and other general corporate purposes. Pending such uses, we will invest the proceeds of the offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States. See “Use of Proceeds” section for details.

Risk factors:	Investing in our securities involves risks. See the section entitled “Risk Factors” in this offering circular and other information included in this offering circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

(1) The number of shares of Common Stock outstanding does not give effect to 202,917 shares of our Common Stock issuable upon the exercise of outstanding stock options and 117,906 shares of our Common Stock issuable upon the exercise of outstanding warrants outstanding.

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RISK FACTORS

The SEC requires that we identify risks that are specific to our business and our financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest. You should carefully consider each of the following risks, together with all other information set forth in this offering circular, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business Generally

We are an early stage company and have incurred operating losses since inception and we do not know if we will attain profitability.

Since inception, we have incurred operating losses and negative cash flow, and we expect to continue to incur losses and negative cash flow in the future. Our net losses for the years ended December 31, 2017 and 2016 were approximately $1.3 million and $2.2 million, respectively. Since inception, we have financed our operations through the sale of our securities, product revenues and government research grants and contracts. There is no assurance that we will be able to obtain adequate financing that we may need, or that any such financing that may become available will be on terms that are favorable to us and our shareholders. Ultimately, our ability to generate sufficient operating revenue to earn a profit depends upon our success in developing and marketing or licensing our diagnostic tests and technology.

We will need to attract additional capital to scale our business but have no assurance that we can do so successfully.

We will be incurring significant sales and marketing costs as we commercialize our diagnostic test products. We will need to raise additional capital to pay operating expenses until we are able to generate sufficient revenues from diagnostic test sales, royalties, and license fees, and we will need to sell additional equity or debt securities to meet those capital needs. Our ability to raise additional equity or debt capital will depend not only on progress made marketing and selling our diagnostic tests, but also will depend on access to capital and conditions in the capital markets. There is no assurance that we will be able to raise capital at times and in amounts needed to finance the development and commercialization of our diagnostic tests, maintenance of our Clinical Laboratory Improvement Amendments, or CLIA, certified diagnostic laboratory, and general operations. Even if capital is available, it may not be available on terms that we or our shareholders would consider favorable. Furthermore, sales of additional equity securities could result in the dilution of the interests of our shareholders.

Our success depends heavily on our cancer screening tests.

For the foreseeable future, our ability to generate revenues will depend almost entirely on the commercial success of our cancer tests. The commercial success and our ability to generate revenues will depend on a variety of factors, including the following:

●	patient acceptance of and demand for our tests;

●	acceptance in the medical community;

●	successful sales, marketing, and educational programs, including successful direct-to-patient marketing such as online advertising;

●	the amount and nature of competition from other multi- cancer screening products and procedures;

●	the ease of use of our ordering process for physicians; and

●	maintaining and defending patent protection for the intellectual property and our ability to establish and maintain adequate commercial manufacturing, distribution, sales and CLIA laboratory testing capabilities.

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If we are unable to develop and maintain substantial sales of our tests or if we are significantly delayed or limited in doing so, our business prospects, financial condition and results of operation would be adversely affected.

The success of our tests depends on the degree of market acceptance by physicians, patients, and others in the medical community.

Our tests may not gain market acceptance by physicians, and others in the medical community. The degree of market acceptance of our tests will depend on a number of factors, including:

●	its demonstrated sensitivity and specificity for detecting cancers;

●	its price;

●	the availability and attractiveness of alternative screening methods;

●	the willingness of physicians to prescribe our tests; and

●	the ease of use of our ordering process for physicians.

If our OneTest™ does not achieve an adequate level of acceptance, we may not generate the substantial revenues we need to generate to become profitable.

Our near-term revenues will be derived mainly from payment from consumers and employers rather than government or private health insurance.

Should we be able to successfully market our diagnostic tests and software we will, for at least the near-term, rely on self-pay from the consumers and employers but may not be able to receive reimbursement for them from payers, such as health insurance companies, health maintenance organizations and Medicare, or any reimbursement that we receive may be lower than we anticipate. We cannot guarantee that a sufficient number of consumers or their employers will willingly pay the amounts we require to sustain growth and profitability.

Our inability to manage growth could harm our business.

We have added, and expect to continue to add, additional personnel in the areas of sales and marketing, laboratory operations, billing and collections, quality assurance and compliance. As we build our commercialization efforts and expand research and development activities, the scope and complexity of our operations is increasing significantly. As a result of our growth, our operating expenses and capital requirements have also increased, and we expect that they will continue to increase, significantly. Our ability to manage our growth effectively requires us to forecast expenses accurately, and to properly forecast and expand operational and testing facilities, if necessary, to expend funds to improve our operational, financial and management controls, reporting systems and procedures. As we move forward in commercializing our tests, we will also need to effectively manage our growing manufacturing, laboratory operations and sales and marketing needs. If we are unable to manage our anticipated growth effectively, our business could be harmed.

The success of our business is substantially dependent upon the efforts of our senior management team.

Our success depends largely on the skills, experience and performance of key members of our senior management team who are critical to directing and managing our growth and development in the future. Our success is substantially dependent upon our senior management’s ability to lead our company, implement successful corporate strategies and initiatives, develop key relationships, including relationships with collaborators and business partners, and successfully commercialize products and services. While our management team has significant experience development of diagnostic products, we have considerably less experience in commercializing these products or services. The efforts of our management team will be critical to us as we develop our technologies and seek to commercialize our tests and other products and services.

Our success depends on our ability to retain our managerial personnel and to attract additional personnel.

Our success depends in large part on our ability to attract and retain managerial personnel. If we were to lose any of our senior management team, we may experience difficulties in competing effectively, developing our technologies and implementing our business strategies. Competition for desirable personnel is intense, and there can be no assurance that we will be able to attract and retain the necessary staff. The failure to maintain management or to attract sales personnel could materially adversely affect our business, financial condition and results of operations.

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We currently manufacture our tests predominantly in one facility and perform our testing in one laboratory facility. As demand for our tests grow, we may lack adequate facility space and capabilities to meet increased processing requirements. Moreover, if these or any future facilities or our equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business could be materially harmed.

We currently perform testing in a single laboratory facility in Rockville, Maryland. Our headquarters and manufacturing facilities are also located in Rockville, Maryland.

As we expand sales and increase the number of tests processed by our laboratory facility, we may need to expand or modify our existing laboratory facility or acquire new laboratory facilities to increase our processing capacity. Any failure to do so on terms acceptable to us, if at all, may significantly delay our processing times and capabilities, which may adversely affect our business, financial condition and results of operation.

If these, or any future facilities, were to be damaged, destroyed or otherwise unable to operate, whether due to fire, floods, storms, tornadoes, other inclement weather events or natural disasters, employee malfeasance, terrorist acts, power outages, or otherwise, our business could be severely disrupted. If our laboratory is disrupted, we may not be able to perform testing or generate test reports as promptly as patients and healthcare providers require or expect, or possibly not at all. If we are unable to perform testing or generate test reports within a timeframe that meets patient and healthcare provider expectations, our business, financial results and reputation could be materially harmed.

We currently maintain insurance against damage to our property and equipment and against business interruption and research and development restoration expenses, subject to deductibles and other limitations. If we have underestimated our insurance needs with respect to an interruption, or if an interruption is not subject to coverage under our insurance policies, we may not be able to cover our losses.

Failure of our internal controls over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the U.S. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected. Our growth and entry into new diagnostic tests, technologies and markets will place significant additional pressure on our system of internal control over financial reporting. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.

Risks Related to Our Technology and Business Model

We will spend a substantial amount of our capital on data acquisition, data analytics and algorithm development, but our products might not succeed in gaining widespread market acceptance.

We have developed and will continually refine new biomarker test panels and associated algorithms. The main focus of these products is on early detection of cancer. Our technologies many not prove to be sufficiently efficacious or medically useful to gain widespread adoption or market share. The diagnostics tests and software that we have introduced to the market to date and have not yet generated significant revenues. Without diagnostic test sales or licensing fee revenues, we will not be able to operate at a profit, and we will not be able to cover our operating expenses without raising additional capital.

Physicians and hospitals may be reluctant to try a new diagnostic test due to the high degree of risk associated with the application of new technologies and diagnostic tests in the field of human medicine, especially if the new test differs from the current standard of care for detecting cancer in patients. Competing tests for the screening or initial diagnosis of cancer are being developed by established companies, other small biotechnology companies, and academic laboratories.

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There also is a risk that our competitors may succeed in developing more accurate or more cost effective diagnostic tests that could render our diagnostic tests and technologies obsolete or noncompetitive. Even if our tests are technically superior, we may not be able to differentiate our products sufficiently from our competition.

Sales of any diagnostic tests that we develop and commercialize could be adversely impacted by the reluctance of physicians to adopt, promote or encourage the use of our tests and the availability of competing diagnostic tests.

The value of our diagnostic products is thus far proven mainly with real world evidence, or RWE, rather than traditional clinical trials; there is no assurance that RWE will gain wide acceptance by the medical establishment or regulators in the countries in which we conduct business. Also, there is no assurance that data derived from East Asia will be accepted in Western nations, and generating data from Western populations could be time consuming and expensive.

The value of machine learning and artificial intelligence in our algorithms is novel, not entirely proven, and might not be widely embraced by the medical establishment or regulators in the countries in which we conduct business.

If we fail to meet our obligations under various license and technology transfer agreements, we may lose our rights to key technologies or data sources on which our business depends.

Our business will depend on several critical technologies and data sources that have licenses from various overseas research centers. These license agreements typically impose obligations on us, including payment obligations and obligations to pursue development and commercialization of diagnostic tests under the licensed patents and technology. If licensors believe that we have failed to meet our obligations under a license agreement, they could seek to limit or terminate our license rights, which could lead to costly and time-consuming dispute resolution and, potentially, a loss of the licensed rights. During the period of any such litigation our ability to carry out the development and commercialization of potential diagnostic tests, and our ability to raise any capital that we might then need, could be significantly and negatively affected. If our license rights were restricted or ultimately lost, we would not be able to continue to use the licensed patents and technology in our business.

We have limited marketing and sales resources and few distribution resources for the commercialization of any diagnostic tests that we have developed.

If we are successful in developing marketable diagnostic tests, we will need to build our own marketing and sales capability, which would require the investment of significant financial and management resources to recruit, train, and manage a sales force.

Our business and operations could suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such events could cause interruption of our operations. For example, the loss of data for our diagnostic test candidates could result in delays in our regulatory filings and development efforts and significantly increase our costs. To the extent that any disruption or security breach was to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our diagnostic test candidates could be delayed.

In the event that one or more lawsuits are filed against us, we could be subject to reputational risk.

Our diagnostic tests are intended for use only as screening devices, which trigger more in-depth diagnostic procedures. If our tests failed to detect cancer in a patient with a malignant tumor and the patient sued us, we could incur reputational damage if doctors or patients were dissuaded from using our tests. Repeated lawsuits could also precipitate regulatory scrutiny that could negatively impact our ability to sell our products.

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Risks Related to Our Revenue Model

We are expecting patient self-pay to constitute a significant portion of our revenues through 2019, and our revenues could decline if individuals fail to provide timely and adequate payment for our diagnostic tests and algorithms.

We expect that a substantial portion of the patients for whom we will perform diagnostic tests will have Medicare as their primary medical insurance. Even if our planned tests are otherwise successful, reimbursement for the Medicare-covered portions of our planned tests might not, without Medicare reimbursement, produce sufficient revenues to enable us to reach profitability and achieve our other commercial objectives.

Private health insurance company policies may deny coverage or limit the amount they will reimburse us for the performance of our diagnostic tests.

Patients who are not covered by Medicare will generally rely on health insurance provided by private health insurance companies. If we are considered a “non-contracted provider” by a third-party payer, that payer may not reimburse patients for diagnostic tests performed by us or doctors within the payer’s network of covered physicians may not use our services to perform diagnostic tests for their patients. As a result, we may need to enter into contracts with health insurance companies or other private payers to provide diagnostic tests to their insured patients at specified rates of reimbursement which may be lower than the rates we might otherwise collect.

Risks Related to Regulation

Our business is subject to various complex laws and regulations. We could be subject to significant fines and penalties if we or our partners fail to comply with these laws and regulations.

As a provider of clinical diagnostic products and services, we and our partners are subject to extensive and frequently changing federal, state and local laws and regulations governing various aspects of our business. In particular, the clinical laboratory industry is subject to significant governmental certification and licensing regulations, as well as federal and state laws regarding:

●	test ordering and billing practices;

●	marketing, sales and pricing practices;

●	health information privacy and security, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and comparable state laws;

●	anti-markup legislation; and

●	consumer protection.

We are also required to comply with U.S. Food & Drug Administration, or FDA, regulations, including with respect to our labeling and promotion activities. In addition, advertising of our tests is subject to regulation by the Federal Trade Commission, or FTC. Violation of any FDA requirement could result in enforcement actions, such as seizures, injunctions, civil penalties and criminal prosecutions, and violation of any FTC requirement could result in injunctions and other associated remedies, all of which could have a material adverse effect on our business. Most states also have similar regulatory and enforcement authority for devices. Additionally, most foreign countries have authorities comparable to the FDA and processes for obtaining marketing approvals. Obtaining and maintaining these approvals, and complying with all laws and regulations, may subject us to similar risks and delays as those we could experience under FDA and FTC regulation. We incur various costs in complying and overseeing compliance with these laws and regulations.

Healthcare policy has been a subject of extensive discussion in the executive and legislative branches of the federal and many state governments and healthcare laws and regulations are subject to change. Following the 2016 elections, such change may be swift and significant. Development of the existing commercialization strategy for our tests have been based on existing healthcare policies. We cannot predict what additional changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

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If we or our partners, including independent sales representatives, fail to comply with these laws and regulations, we could incur significant fines and penalties and our reputation and prospects could suffer. Additionally, our partners could be forced to cease offering our products and services in certain jurisdictions, which could materially disrupt our business.

We could be unexpectedly required to obtain regulatory approval of our diagnostic test products in one or more countries in which we do business.

Our diagnostic test products are classified as either Laboratory Developed Tests or Clinical Decision Support Software, which, in general, are not currently regulated by the FDA. However, FDA policies and practices could be interpreted or evolve to deem our products under their jurisdiction and in need of approval as a condition to continued marketing in the U.S. This may also be the case for corresponding foreign regulatory authorities.

As a result of required FDA pre-market review, our tests may not be cleared or approved on a timely basis, if at all.

The regulatory approval process may involve, among other things, successfully completing additional clinical trials and making a 510(k) submission, or filing a pre-market approval application with the FDA.

We will have to maintain our CLIA certificate of registration license for our laboratory for the manufacture and use of diagnostic tests and as part of re-certification our laboratory will be inspected.

In addition to meeting federal regulatory requirements, each state has its own laboratory certification and inspection requirements for a CLIA laboratory that must be met in order to sell diagnostic tests in the state. CLIA licensed laboratories can lose their licenses if problems arise during a periodic inspection.

If the FDA regulates Laboratory Developed Tests and requires that we seek pre-market approval, there is no assurance that we will be able to comply with FDA requirements.

If we unexpectedly are required to obtain regulatory approval of our diagnostic test products, it may take two years or more to conduct the clinical studies and trials necessary to obtain pre-market approval from the FDA. Even if our clinical trials are completed as planned, we cannot be certain that the results will support our test claims or that the FDA will agree with our conclusions regarding our test results. Success in early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior clinical trials and studies. If we are required to conduct pre-market clinical trials, delays in the commencement or completion of clinical testing could significantly increase our test development costs and delay commercialization. Many of the factors that may cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to delay or denial of regulatory clearance or approval. The clinical trial process may fail to demonstrate that our tests are effective for the proposed indicated uses, which could cause us to abandon a test candidate and may delay development of other tests.

We may be required to comply with federal and state laws governing the privacy of health information, and any failure to comply with these laws could result in material criminal and civil penalties.

HIPAA sets forth security regulations that establish administrative, physical and technical standards for maintaining the confidentiality, integrity and availability of protected health information in electronic form. We also may be required to comply with state laws that are more stringent than HIPAA or that provide individuals with greater rights with respect to the privacy or security of, and access to, their health care records. HITECH established certain health information security breach notification obligations that require covered entities to notify each individual whose protected health information is breached.

We may incur significant compliance costs related to HIPAA and HITECH privacy regulations and varying state privacy regulations and varying state privacy and security laws. Given the complexity of HIPAA and HITECH and their overlap with state privacy and security laws, and the fact that these laws are rapidly evolving and are subject to changing and potentially conflicting interpretation, our ability to comply with the HIPAA, HITECH and state privacy requirements is uncertain and the costs of compliance are significant. The costs of complying with any changes to the HIPAA, HITECH and state privacy restrictions may have a negative impact on our operations. Noncompliance could subject us to criminal penalties, civil sanctions and significant monetary penalties as well as reputational damage.

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We are subject to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if we are unable to fully comply with such laws.

We are subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. These health care laws and regulations include the following:

●	The federal Anti-Kickback Statute;

●	The federal physician self-referral prohibition, commonly known as the Stark Law;

●	The federal false claims and civil monetary penalties laws;

●	The federal Physician Payment Sunshine Act requirements under the Affordable Care Act; and

●	State law equivalents of each of the federal laws enumerated above.

Any action brought against us for violation of these laws or regulations, even if we are in compliance and successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to applicable penalties associated with the violation, including, among others, administrative, civil and criminal penalties, damages and fines, and/or exclusion from participation in Medicare, Medicaid programs, including the California Medical Assistance Program (Medi-Cal—the California version of the Medicaid program) or other state or federal health care programs. Additionally, we could be required to refund payments received by us, and we could be required to curtail or cease our operations.

Risks Related to Our Intellectual Property

If we are unable to obtain and enforce patents and to protect our trade secrets, others could use our technology to compete with us, which could create undue competition and pricing pressures. There is no certainty that our pending or future patent applications will result in the issuance of patents or that our issued patents will be deemed enforceable.

The success of our business depends significantly on our ability to operate without infringing patents and other proprietary rights of others. If the technology that we use infringes a patent held by others, we could be sued for monetary damages by the patent holder or its licensee, or we could be prevented from continuing research, development, and commercialization of diagnostic tests that rely on that technology, unless we are able to obtain a license to use the patent. The cost and availability of a license to a patent cannot be predicted, and the likelihood of obtaining a license at an acceptable cost would be lower if the patent holder or any of its licensees is using the patent to develop or market a diagnostic test with which our diagnostic test would compete. If we could not obtain a necessary license, we would need to develop or obtain rights to alternative technologies, which could prove costly and could cause delays in diagnostic test development, or we could be forced to discontinue the development or marketing of any diagnostic tests that were developed using the technology covered by the patent.

We have issued patents and patent applications pending worldwide that are owned by or exclusively licensed to us. We and our collaborators expect to continue to file and prosecute patent applications covering the products and technology that we commercialize. However, there is no assurance that any of our licensed patent applications, or any patent applications that we have filed or that we may file in the future in the United States or abroad, will result in the issuance of patents.

Our success will depend in part on our ability to obtain and enforce patents and maintain trade secrets in the United States and in other countries. If we are unsuccessful in obtaining and enforcing patents, our competitors could use our technology and create diagnostic tests that compete with our diagnostic tests, without paying license fees or royalties to us.

The relatively recent Supreme Court decisions in Mayo Collaborative Services v. Prometheus Laboratories, Inc. and Alice Corp. v. CLS Bank Int'l may adversely impact our ability to obtain strong patent protection for some or all of our diagnostic tests and associated algorithms.

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The preparation, filing, and prosecution of patent applications can be costly and time consuming. Our limited financial resources may not permit us to pursue patent protection of all of our technology and diagnostic tests throughout the world, even where we have legally binding patent protection and trade secret rights.

Even if we are able to obtain issued patents covering our technology or diagnostic tests, we may have to incur substantial legal fees and other expenses to enforce our patent rights in order to protect our technology and diagnostic tests from infringing uses. We may not have the financial resources to finance the litigation required to preserve our patent and trade secret rights.

The process of applying for and obtaining patents can be expensive and slow.

The preparation and filing of patent applications, and the maintenance of patents that are issued, may require substantial time and money. A patent interference proceeding may be instituted with the United States Patent and Trademark Office, or USPTO, when more than one-person files a patent application covering the same technology, or if someone wishes to challenge the validity of an issued patent.

Our patents may not protect our diagnostic tests from competition.

We might not be able to obtain any patents beyond those that have been issued by the USPTO, and any patents that we do obtain might not be comprehensive enough to provide us with meaningful patent protection. There will always be a risk that our competitors might be able to successfully challenge the validity or enforceability of any patent issued to us.

Risks Related to Our Dependence on Third Parties

There are a limited number of manufacturers of molecular diagnostic equipment and related chemical reagents necessary for the provision of our diagnostic tests.

The test panels and algorithms that we have developed and will continue to develop rely on the certain analytic equipment. There are only a few manufacturers of the equipment we will need and the chemical reagents that are required for use with a particular manufacturer’s equipment will be available only from that equipment manufacturer. If the manufacturer of the equipment we acquire discontinues operation or if we and other testing laboratories experience supply or quality issues with their equipment or reagents, it may become necessary for us to adjust our products for different analytic equipment, which would require additional experiments to ensure reproducibility of our test results using the new equipment. As a result, we may be unable to provide our diagnostic products for a period of time.

To achieve widespread use of our diagnostic test and commercial scale, individual consumers will need convenient access to blood draw services, but we cannot guarantee that these service providers will be willing to perform them.

The large laboratory testing chains in each of the countries in which we conduct business should be under contract with us before we can achieve widespread adoption of our cancer diagnostic tests so that consumers can easily obtain a blood draw. There is no assurance that we will be able to obtain the contractual obligations needed to achieve widespread use of our cancer diagnostic tests and commercial scale.

If we fail to enter into and maintain successful strategic alliances for diagnostic tests that we elect to co-develop, co-market, or out-license, we may have to reduce or delay our diagnostic test development or increase our expenditures.

To facilitate the development, manufacture and commercialization of our diagnostic tests we may enter into strategic alliances with hospitals and biomedical research institutes, biotechnology and diagnostics companies, clinical testing reference laboratories, and marketing firms in many of the countries in which we do business. We will face significant competition in seeking appropriate alliances. We may not be able to negotiate alliances on acceptable terms, if at all. If we fail to create and maintain suitable alliances, we may have to limit the size or scope of, or delay, one or more of our product development or research programs, or we may have to increase our expenditures and may need to obtain additional funding, which may be unavailable or available only on unfavorable terms.

In some countries we may license marketing rights to diagnostics or clinical laboratory companies or to a joint venture company formed with those companies. Under such arrangements we might receive only a royalty on sales of the diagnostic tests developed or an equity interest in a joint venture company that develops the diagnostic test. As a result, our revenues from the sale of those diagnostic tests may be substantially less than the amount of revenues and gross profits that we might receive if we were to market and run the diagnostic tests ourselves.

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We may become dependent on possible future collaborations to develop and commercialize many of our diagnostic test candidates and to provide the manufacturing, regulatory compliance, sales, marketing and distribution capabilities required for the success of our business.

We may enter into various kinds of collaborative research and development, manufacturing, and diagnostic test marketing agreements to develop and commercialize our diagnostic tests. There is a risk that we could become dependent upon one or more collaborative arrangements. A collaborative arrangement, upon which we might depend might be terminated by our collaboration partner or they might determine not to actively pursue the co-development of our diagnostic tests. A collaboration partner also may not be precluded from independently pursuing competing diagnostic tests or technologies.

Risks Related to Doing Business in China and Other Countries

International operations could subject us to risks and expenses that could adversely impact the business and results of operations.

To date, we have not undertaken substantial commercial activities outside the United States. We have evaluated commercialization in Asian countries. If we seek to expand internationally, or launch other products or services internationally, in the future, those efforts would expose us to risks from the failure to comply with foreign laws and regulations that differ from those under which we operate in the U.S., as well as U.S. rules and regulations that govern foreign activities such as the U.S. Foreign Corrupt Practices Act. In addition, we could be adversely affected by other risks associated with operating in foreign countries. Economic uncertainty in some of the geographic regions in which we might operate, including developing regions, could result in the disruption of commerce and negatively impact cash flows from our operations in those areas.

These and other factors may have a material adverse effect on any international operations we may seek to undertake and, consequently, on our financial condition and results of operations.

Certain jurisdictions in which we may do business may not provide the same level of legal protections and enforcement of contract and intellectual property rights to which investors are accustomed in the United States.

We may conduct business in China and other foreign jurisdictions. In order to do business in these countries, we will be required to comply with the laws of those countries, including restrictions on exporting currency, requirements for local partners, tax laws and other legal requirements. Doing business in such foreign jurisdictions also entails political risk over which we have no control and for which we are unable to obtain insurance on acceptable terms. These countries also have different judicial systems, which may not provide the same level of legal protections and enforcement of contract and intellectual property rights to which investors are accustomed in the United States. We can provide no assurance that the applicable laws of such foreign jurisdictions will not be changed in ways unfavorable to us, or that applicable laws will be adequately enforced in order to provide the same levels of protection accorded to us in the United States.

Risks Related to Ownership of our Securities

There is no public market for our Common Stock. You cannot be certain that an active trading market or a specific share price will be established, and you may not be able to resell your securities at or above the public offering price.

There is currently no public market for our Common Stock. We may apply for the quotation of our Common Stock on the OTCQB Venture Market by the end of 2018, subject to certain considerations, including, without limitation, the size and timing of the completion of this offering, and whether we accomplish certain commercialization milestones. However, an active trading market may not develop even if we are successful in arranging for our Common Stock to be quoted on the OTCQB Venture Market. Also, even if our Common Stock becomes quoted on the OTCQB Venture Market, the market price of our Common Stock may decline below the price that we are selling shares to you in this offering. The price per share payable by investors in this offering may not be indicative of the market price of our Common Stock if our Common Stock becomes quoted on the OTCQB Venture Market.

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If the market price of our Common Stock declines, you may be unable to resell your shares at or above the price that you are paying for shares in this offering. We cannot assure you that the market price of our Common Stock will not fluctuate or decline significantly, including a decline below the offering price, in the future.

If we apply for quotation of our Common Stock on the OTCQB Venture Market, it may have an unfavorable impact on our stock price and liquidity.

We may apply for the quotation of our Common Stock on the OTCQB Venture Market by the end of 2018, subject to certain considerations, including, without limitation, the size and timing of the completion of this offering, and whether we accomplish certain commercialization milestones. The OTCQB Venture Market is a significantly more limited market than the New York Stock Exchange or The Nasdaq Stock Market. If we apply for quotation of our Common Stock on the OTCQB Venture Market, the quotation of our shares on the OTCQB Venture Market may result in a less liquid market available for existing and potential stockholders to trade shares of our Common Stock, could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future., Furthermore, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

The market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The offering price for our shares will be agreed between us and the placement agent based on a number of factors, and may not be indicative of prices that will prevail on the OTCQB Venture Market, should we choose to apply for quotation, or elsewhere following this offering. The price of our Common Stock may decline following this offering. The stock market in general, and the market price of our Common Stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies and government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead purchasers of our Common Stock to demand a higher yield;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the press or investment community; and

●	our intentions and ability to list our Common Stock on a national securities exchange and our subsequent ability to maintain such listing.

This offering is being conducted on a “best efforts” of up to $12 million and we may not be able to execute our growth strategy if we are unable to raise this capital.

If you invest in our shares and more than the minimum number of offered shares are sold, but less than all of the offered shares are sold, the risk of losing your entire investment will be increased. Our placement agent is offering our shares on a “best efforts” basis, and we can give no assurance that all of the offered shares will be sold. Our officers, directors and affiliates may, but are not obligated to, purchase shares in the offering for the explicit purpose of satisfying the minimum offering amount. Any such purchases will be made for investment purposes only, and not with a view toward redistribution. If substantially less than the maximum amount of securities offered are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds.

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This is a fixed price offering and the fixed offering price may not accurately represent the current value of our company or our assets at any particular time. Therefore, the purchase price you pay for the offered shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for the offered shares is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors has determined the offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for the offered shares has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for the offered shares may not be supported by the current value of our company or our assets at any particular time.

Future issuances of our Common Stock or securities convertible into our Common Stock could cause the market price of our Common Stock to decline and would result in the dilution of your shareholding.

Future issuances of our Common Stock or securities convertible into our Common Stock could cause the market price of our Common Stock to decline. We cannot predict the effect, if any, of future issuances of our Common Stock or securities convertible into our Common Stock on the price of our Common Stock. In all events, future issuances of our Common Stock would result in the dilution of your shareholding. In addition, the perception that new issuances of our Common Stock, or other securities convertible into our Common Stock, could occur, could adversely affect the market price of our Common Stock.

Future issuances of debt securities, which would rank senior to our capital stock upon our bankruptcy or liquidation, and future issuances of Preferred Stock may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our capital stock. Moreover, if we issue additional Preferred Stock, the holders of such Preferred Stock could be entitled to preferences over existing holders of Common Stock and Preferred Stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. You must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return you may be able to achieve from an investment in our securities.

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Investors will experience immediate and substantial dilution in the book value of their investment.

If you purchase shares in this offering, you will experience immediate and substantial dilution because the price you pay will be substantially greater than the net tangible value per share of the offered shares you acquire. This is due, in large part, to the fact that our current investors paid substantially less than the public offering price when they purchased our stock. See “Dilution” for more information.

In addition, the issuance of additional shares of our Common Stock or of securities convertible into our Common Stock or the exercise of outstanding options on our Common Stock could result in the substantial dilution of the percentage ownership of existing holders of our capital stock at the time of any such issuance and substantial dilution of our earnings per share.

We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.

We expect to use most of the net proceeds from this offering for Sales and marketing, research and development, intellectual property development and protection, cybersecurity and patient privacy protection and working capital and other general corporate purposes. However, our management has broad discretion over how these proceeds are to be used and based on unforeseen technical, commercial or regulatory issues could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations.

We have never paid cash dividends on our stock and we do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Certain provisions of our second amended and restated certificate of incorporation may make it more difficult for a third party to effect a change-of-control.

Our second amended and restated certificate of incorporation will authorize our board of directors to issue up to 10,000,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any Preferred Stock could diminish the rights of holders of existing shares, and therefore could reduce the value of such shares. In addition, specific rights granted to future holders of Preferred Stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue Preferred Stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock.

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Upon the completion of this offering, we may elect to become a public reporting company under the Exchange Act, and thereafter publicly report on an ongoing basis as an “emerging growth company” under the reporting rules set forth under the Exchange Act. If we elect not to do so, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

If we decide to apply for the quotation of our Common Stock on the OTCQB Venture Market, we will be subject to the OTC Market’s Reporting Standards, which can be satisfied in a number of ways, including by remaining in compliance with (i) the SEC reporting requirements, if we elect to become a public reporting company under the Exchange Act, or (ii) Regulation A reporting requirements, if we elect not to become a reporting company under the Exchange Act.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain and retain a quotation on The OTCQB Venture Market and if the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

Purchasers of our shares in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our shares in this offering at an assumed public offering price of $3.53 per share and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value at December 31, 2017 would have been $508,875, or $0.07 per share, assuming the sale of the minimum number of shares offered for sale in this offering, or $11,192,625, or $1.09 per share, assuming the sale of the maximum number of shares offered for sale in this offering. Assuming the sale of the minimum number of shares offered for sale in this offering, this represents an immediate increase in net tangible book value per share of $0.04 to the existing stockholders and dilution in net tangible book value per share of $3.46 to new investors who purchase shares in the offering. Assuming the sale of the maximum number of shares offered for sale in this offering, this represents an immediate increase in net tangible book value per share of $1.05 to the existing stockholders and dilution in net tangible book value per share of $2.44 to new investors who purchase shares in the offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares.

	Minimum Offering	Maximum Offering
Assumed public offering price per share	$3.53	$3.53
Net tangible book value per share at December 31, 2017	0.04	0.04
Adjusted net tangible book value per share after this offering	0.07	1.09
Increase in net tangible book value per share to the existing stockholders	0.04	1.05
Dilution in net tangible book value per share to new investors	$3.46	$2.44

The following table sets forth, assuming the sale of the minimum and maximum number of shares offered for sale in this offering (after deducting underwriting discount and commissions and our estimated other offering expenses), the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the average price paid per share. As the table shows, new investors purchasing shares may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing stockholders.

	Minimum Offering			Maximum Offering
	Number of Shares	Total Consideration	Average Price Per Share	Number of Shares	Total Consideration	Average Price Per Share
Common Stock	4,724,633	$9,936,192	$2.10	4,724,633	$9,936,192	$2.10
Series A Preferred Stock	846,368	2,598,350	3.07	846,368	2,598,350	3.07
Series A-1 Preferred Stock	651,465	2,000,000	3.07	651,465	2,000,000	3.07
Series A-2 Preferred Stock	463,107	1,413,385	3.05	463,107	1,413,385	3.05
New investors	127,479	450,000	3.53	3,399,433	12,000,000	3.53
Total	6,813,052	$16,397,927		10,085,006	$27,947,927

The table above excludes 202,917 shares of our Common Stock issuable upon the exercise of outstanding stock options, 117,906 shares of our Common Stock issuable upon the exercise of outstanding warrants and up to 169,972 shares of our Series B Preferred Stock issuable to the placement agent in connection with this offering if the maximum amount is sold. To the extent such stock options or warrants are hereafter exercised, such other obligations to issue shares satisfied, there will be further dilution to our investors.

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Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by our company. The investor’s stake in our company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of our company that you own will go down, even though the value of our company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as a public offering, another crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2017, an investor invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. The investor now owns only 1.3% of the company but the investor’s stake is worth $200,000.

●	In June 2018, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). The investor now owns only 0.89% of the company and the investor’s stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that we have issued (and may issue in the future) and the terms of those notes.

If you are making an investment expecting to own a certain percentage of our company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION

We have engaged SI Securities, LLC as our sole and exclusive placement agent to assist in the placement of our securities. The placement agent is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Discounts, Commissions and Expenses

The placement agent will receive compensation for sales of the securities offered hereby at a fixed commission rate of 7.5% of the gross proceeds of the offering; provided that investments made by Reduced Compensation Investors may be eligible for a reduced commission rate of 4% of the gross proceeds received from the Reduced Compensation Investors; and provided further, that the placement agent shall receive no compensation for investments by Reduced Compensation Investors before the first $1.5 million is raised in this offering. The following table shows the total discounts and commissions payable to the placement agents in connection with this offering (assuming no Reduced Compensation Investors):

	Per Share	Minimum Offering	Maximum Offering
Public offering price	$3.53	$450,000	$12,000,000
Placement agent commissions	0.26	33,750	900,000
Proceeds, before expenses, to us	$3.27	$416,250	$11,100,000

We are not under any contractual obligation to engage the placement agent to provide any services to us after this offering, and have no present intent to do so. However, the placement agent may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If the placement agent provides services to us after this offering, we may pay the placement agent fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

Placement Agent Equity

We have agreed to issue to the placement agent, for nominal consideration, a number of shares of our Series B Preferred Stock equal 5% of the total number of shares of Series B Preferred Stock issued in this offering; provided that for investments made by Reduced Compensation Investors identified by us and the placement agent who invest a minimum of $50,000, the placement agent will receive a number of shares of our Series B Preferred Stock equal to 2% of the number of shares issued to such Reduced Compensation Investors; and provided further, that the placement agent shall receive no compensation for investments by such Reduced Compensation Investors before the first $1.5 million is raised in this offering. The shares of Series B Preferred Stock issuable will have identical rights, preferences, and privileges to those being offered by this offering circular.

The issuance of shares to the placement agent has been deemed compensation by FINRA and is therefore subject to a 540-day lock-up pursuant to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), the shares issued to the placement agent may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 540 days immediately following the qualification date or commencement of sales of this offering, except to any placement agent and selected dealer participating in the offering and their bona fide officers or partners and except as otherwise provided for in FINRA Rule 5110(g)(2).

Pricing of the Offering

Prior to the offering, there has been no public market for our securities. The initial public offering price was determined by negotiation between us and the placement agent. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this offering circular and otherwise available to the placement agent;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

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●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the placement agent and us.

Investment Limitations

As set forth in Title IV of the JOBS Act, there are limits on how many shares an investor may purchase if the offering does not result in a listing on a national securities exchange. The following would apply unless we are able to obtain a listing on a national securities exchange.

Generally, in the case of trading on the over-the-counter markets, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in the offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act. If you meet one of the following tests you should qualify as an accredited investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares of our Common Stock in the offering;

(iii) You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(v) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii) You are a trust with total assets in excess of $5,000,000, your purchase of shares of our Common Stock in the offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering; or

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This offering will start on or after the date that the offering is qualified by the SEC and will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this offering has been qualified by the SEC or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Procedures for Subscribing

The placement agent intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of the placement agent, at www.seedinvest.com, to provide technology tools to allow for the sales of securities in this offering. The placement agent will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. This fee will be refunded in the event that we do not reach our minimum fundraising goal. In addition, the placement agent may engage selling agents in connection with the offering to assist with the placement of securities.

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In order to invest, you will be required to subscribe to the offering via the online platform and agree to the terms of the offering, the subscription agreement, and any other relevant exhibit attached thereto.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales, funds raised in any offerings from accredited investors.

Escrow Account. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Investors may subscribe by tendering funds via wire or ACH only, checks will not be accepted, to the escrow account to be setup by the escrow agent. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum number of shares by the date that is one year from the qualification of this offering with the SEC, or sooner if terminated by us, any money tendered by potential investors will be promptly returned by the escrow agent. Upon closing, funds tendered by investors will be made available to us for our use.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement (the form of which is attached to the offering statement) and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth. For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this offering.

In order to purchase the shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Selling Security Holders

No securities are being sold for the account of security holders. All net proceeds of this offering will go to our company.

Rewards

We intend to offer the following incentives for participation in the offering:

Reservation period perks:

●	For those who convert a reservation of $10,000: Twenty transferable multi-cancer or lung tests
●	For those who convert a reservation of $50,000: Lifetime of annual cancer screenings for a spousal pair
●	For those who convert a reservation of $150,000: All of the above plus an all-expenses paid trip (airfare and lodging) for one to Taiwan for a 2-day state-of-the-art platinum level medical checkup including OneTest™ and a full battery of tests for all body systems.
●	For those who convert a reservation of $300,000: All of the above for four individuals

Live campaign perks:

●	$2,500: Two transferable multi-cancer or lung tests
●	$10,000: Six transferable multi-cancer or lung tests
●	$75,000: Twenty transferable multi-cancer or lung tests
●	$100,000: Lifetime of annual cancer screenings for a spousal pair
●	$200,000: All of the above live campaign perks plus an all-expenses paid trip (airfare and lodging) for one to Taiwan for a 2-day state-of-the-art platinum level medical checkup, including OneTest™ and a full battery of tests for all body systems.
●	$250,000: All of the above live campaign perks for two individuals
●	$500,000: All of the above live campaign perks for four individuals

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT REWARDS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

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USE OF PROCEEDS

After deducting estimated expenses of this offering, we expect net proceeds from this offering of approximately $253,250 if the minimum number of shares being offered are sold or approximately $10,937,000 if the maximum number of shares being offered are sold. Our current plan, subject to change, is to use the bulk of these net proceeds for some or all of the following tasks and initiatives:

●	Sales and marketing in North America, where blood-based biomarker screening for many cancers is uncommon, in a manner that simultaneously generates revenues and real-world evidence;

●	Sales and marketing in East Asia, including China, where blood-based biomarker screening for many cancers is very common, albeit without algorithms like the ones we will provide;

●	Potential sales and marking in other regions (such as the United Kingdom) which presently has more biomarker screening than in the U.S. but less than in East Asia;

●	Ongoing research and development to facilitate continued test improvements through clinical data acquisitions (generated organically by us or by outside research or clinical groups), algorithm development (especially using Deep Learning analytics), and software development (especially cloud-based platform development);

●	Intellectual property development and protection worldwide, especially prosecution of pending and new patent applications, as well as management and protection of trade secrets and software code and in-licensing of complimentary or additive intellectual property developed by others;

●	Cybersecurity and patient privacy protections; and

●	Working capital and other general corporate purposes.

Pending such uses, we will invest the net proceeds of the offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

The net proceeds of this offering will not be used to compensate or otherwise make payments to our officers or directors except in support of our ordinary compensation arrangements. To the extent that any amount of the proceeds is to be used to acquire assets, these shall be in the ordinary course of business, such as, for example, the acquisition of blood samples or real-world data sets from researchers or clinics worldwide, assays, biomarker detection kits or chemistries, analyzers, instruments, algorithms, computer code, or intellectual properties that enhance our product portfolio.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors, including, without limitation, scientific and technology developments by us and our competitors, the evolving patent portfolios of our company and its competitors, the opinions and positions of regulators and medical authorities in our most important markets, the costs of sales, marketing and customer acquisition, and the amounts that patients their employers, or third party health insurers are willing to pay for our tests.

The foregoing notwithstanding, the following table sets forth a breakdown of our best estimates of the use of our net proceeds as of the date of this offering circular, assuming the sale of the minimum and maximum number of offered shares.

	Minimum Offering	Maximum Offering
Price to public	$450,000	$12,000,000
Placement agent discount and commissions	33,750	900,000
Other offering expenses	163,000	163,000
Net proceeds	$253,250	$10,937,000

Sales and Marketing in North America	$82,350	$3,557,000
Sales and Marketing in East Asia	33,150	1,515,000
Sales and Marketing in other Regions	28,500	1,226,000
Research and Development / Clinical Data	46,500	2,043,000
Intellectual Property Development and Protection	35,500	1,532,000
Cybersecurity and Patient Privacy Protections	5,000	43,000
Working Capital and General Corporate	22,250	1,021,000
Total use of proceeds	$253,250	$10,937,000

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. See also “Risk Factors—Risks Related to Ownership of our Securities—We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.”

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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DESCRIPTION OF BUSINESS

Overview

We are a digital diagnostics company with the core mission of reducing cancer mortality in the U.S. and around the world through early detection. To do so, we use machine learning and big data analytics approaches to substantially improve the accuracy of tumor biomarkers that are currently tested in millions of individuals around the world. Our products include a blood test for early lung cancer (www.BloodTestforLungCancer.com) and a multi-cancer test for screening at least 5 cancers from one blood sample (www.OneTestforCancer.com). Our legacy businesses include a patented field test kit for screening suspicious powders for bioterror agents that is used regularly by hundreds of first responder organizations worldwide (www.BioCheckInfo.com). Our BioCheck® kits for screening suspicious powders remains profitable but with limited growth potential, at least in the U.S. absent a serial anthrax incident, or similar incident, like the one that occurred in the U.S. in 2001.

Our Markets & Unique Technical Approach for Addressing those Markets

The survival rate for the deadliest cancers is closely linked to stage at time of diagnosis. With lung cancer, for example, some studies show a five-year survival rate approaching 90% for screen detected Stage 1 cancers (Henschke, et al. “Survival of patient with Stage 1 Lung Cancer Detected on CT Screening,” N. Engl. J. Med. 355 (2006)). That survival plummets to under five percent for cancers first diagnoses in Stage 4. For these reason in certain regions of the world, especially East Asia, an aggressive cancer screening posture is commonplace. Millions of individuals in Japan, Korea, and China undertake 3-5 hour “health checks” each year that usually include blood tests for an array of cancers. Typically, these blood tests measure the levels of between 3 to 8 tumor antigens, proteins secreted by tumors that can be detected using antibodies. Large scale studies by our collaborators in Taiwan demonstrate that these tests are useful for detecting even early stage cancers (Y.-H. We et al., “Cancer screening through a multi-analyte serum biomarker panel during health check-up examinations: Results from a 12-year experience,” Clinica Chemica Acta 450 (2015)). However, using the approach pioneered by us, this screening approach can be rendered significantly more accurate using machine learning algorithms that integrate clinical factors (e.g. age, gender, smoking history, etc.) with the biomarker levels. Incorporation of changes to the levels of these biomarkers over time has also been shown to improve diagnostic accuracy and usefulness.

Our “East to West” business model is to use our algorithms to improve blood based screening tests in regions where this testing is common while introducing this testing paradigm in regions where such testing is not yet widespread (e.g. North America).

In short, our unique technical approach involves the following three elements: (i) obtain “real-world” data from tens of thousands of apparently healthy individuals (i.e. no apparent signs of symptoms of cancer) who are screened for cancer using blood tests that are routine in certain parts of the world (e.g. East Asia), (ii) use this data to build machine learning algorithms that improve the accuracy of those tests by integrating clinical factors (age, gender, etc.), and (iii) introduce those tests in other parts of the world where this testing approach is less common while providing studies to evaluate and account for any variability across patient populations. We are unaware of any other companies that have adopted this approach.

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According to MarketsandMarkets, the global cancer diagnostics market was valued at $7.1 billion in 2015 and is projected to reach $13.1 billion by the year 2020, increasing at a CAGR of 12.9% during this period.

Our solutions historically focused on lung cancer, which is the third most common cancer and the leading cause of cancer deaths among both men and women, according to the American Cancer Society. According to Grand View Research, the global lung cancer diagnostics market is forecasted to grow to $3.64 billion by 2024 from an estimated $1.63 billion in 2015. While the North American market generated the most revenue in 2015 (~$520 million), the Asia Pacific market has the largest projected growth rate at a CAGR of 9.5% from 2013 to 2024.

More recently, we have prioritized the development and commercialization of a “pan” cancer test (i.e. screening for several cancers from one blood sample). This test has a substantially larger market than any single cancer test. According to Grand View Research, in 2015 the global blood testing market was valued at $51.5 billion and is expected to reach $62.9 billion by 2024. Regionally, North America held the dominant market share with over 40% of total revenue in 2015 and the Asia Pacific market is expected to grow rapidly due to rising awareness of necessary diagnostic needs and technologies, according to Grand View Research. Furthermore, new uses for enhanced blood testing that allows for shorter hospital stays has led to an increased demand for blood testing services.

Biomarkers are biological molecules obtained from blood, tissue, or other body fluids that are used to test for diseases or conditions. The global biomarkers market was worth $27.95 billion in 2016 and is anticipated to grow at a CAGR of 13.8% to reach $53.34 billion in 2021, according to MarketsandMarkets. Biomarker development is driven by increased diagnostic applications and research funding as well as by the rising prevalence of cancers. If categorized by diseases and disorders, cancer leads with the largest biomarkers market share in 2016. According to Grand View Research, the global cancer biomarkers market was valued at $10.3 billion in 2016 and is expected to reach $33.7 billion by 2025, growing at a CAGR of 14.3%.

Artificial intelligence (AI) and machine learning are transforming healthcare by helping physicians diagnose and treat patients with precision which leads to simplified and cost-reducing solutions. According to Accenture, the U.S. can potentially save $150 billion annually by 2026 with key healthcare AI applications such as robot-assisted surgery, preliminary diagnosis, and virtual nursing assistants. The global market for artificial intelligence in healthcare is forecasted to grow 52.7% from 2017 to 2022 to reach almost $8 billion, according to MarketsandMarkets. As tech giants and pharmaceutical companies invest in this emerging technology, increased knowledge of AI applications will continue to fuel the growth – it’s expected that 30% of worldwide healthcare systems will run real-time cognitive analytics on patient data to provide better personalized care by 2018, according to International Data Corporation.

We believe that our company is the first company to incorporate the following four core elements in each of our cancer tests: (i) a panel of three to eight protein biomarkers, (ii) individual patient characteristics and health history (age, sex, smoking history, risk factors, and medical imaging results, etc.), (iii) data from hundreds to thousands of patients previously tested, and (iv) machine learning and artificial intelligence-based analytics.

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Our Current Product Portfolio

Lung Cancer Detection (U.S.)

PAULA’s (Protein Assays Using Lung cancer Analytes) Test+ is the first combinatorial blood test for the early detection of lung cancer that incorporates a machine learning algorithm. The algorithm analyzes biomarkers (also known as tumor antigens) associated with non-small cell lung cancer. PAULA’s Test+™ is designed for patients who are at high risk for lung cancer due to long-term smoking. After a blood sample is drawn, the sample is sent to Genesys Biolabs (a division of our company) for our proprietary biomarker test, which analyzes four proteins in the blood associated with lung cancer. Then, the physician is given a single numeric score indicative of the patient’s risk of having lung cancer relative to other patients with similar age and smoking history. Patients with a high likelihood for lung cancer will then most likely be recommended by their physician to get a low-dose CT scan.

We introduced PAULA’s Test+™, which was co-developed and validated by the Cleveland Clinic, in the United States in the second quarter of 2014.

Lung Cancer Detection (China)

In August 2017, we debuted a lung cancer test in China similar to the U.S. test. Along with a more comprehensive panel of lung cancer biomarkers, advanced analyzation of the patient’s health information and relevant risk factors are used to generate the numeric score. The test is affordable and easy to implement by using standard lab in vitro diagnostic instruments. In China, we also offer a cloud-accessible algorithm through our Shanghai-based marketing partner My-BioMed, Ltd. that aids in the assessment of ambiguous pulmonary nodules (i.e. not determined to be either benign or malignant) as determined by CT scan. The algorithm integrates three data streams – biomarker levels, imaging results, and clinical factors – to generate a single risk score. Our Chinese lung cancer test algorithm will likely need to be integrated with Artificial Intelligence imaging technology to become competitive, which we anticipate will take 6 to 12 months.

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OneTest™

In late stage development is OneTest™, a multi-cancer test and algorithm to screen for multiple cancer types from a single blood sample.  OneTest™ is modeled on the testing approach common in East Asia where millions of healthy individuals receive cancer biomarker tests as part of yearly health check-ups. Real world data from over 40,000 individuals tested with the seven-biomarker panel over a 12-year period is the foundation of this test.  Importantly, our algorithms and analytics substantially improve the accuracy of cancer tests currently used by physicians, hospitals, clinical labs, and health check centers in many parts of the world -- without requiring new equipment or change in diagnostic testing practice.  The algorithm combines the levels of protein biomarkers--like CEA, AFP, PSA, and others with patient information (e.g. age, gender, smoking history, etc.). We report patient risk of having 5 or more cancers (liver, lung, pancreas, and the like) and recommend follow-up testing with the objective of finding early tumors that can be surgically removed before they become fatal. We operate our own laboratory with a Certificate of Compliance (General Immunology) through June 2020. In May 2018, we acquired, installed, and validated the automated immunoassay analyzers needed to run OneTest™. We expect to have all of our standard operating procedures in place per CLIA requirements before the end of June 2018 at which time we expect to widely promote OneTest™, with an initial focus in the Washington, D.C. metropolitan area.

Biological Detection

We also have a separate business unit that makes and sells patented kits for screening suspicious powders called BioCheck®. This kit is used by fire departments and other emergency responders to quickly screen unknown suspicious powders for compounds such as ricin, anthrax, and other bioweapon agents and to identify false alarms in minutes at the site of a suspected bioterror threat. The powder screening kit works by quickly identifying the presence or absence of protein, a biomolecule found in all living materials. It therefore provides a rapid screen for the possible presence of multiple bioterrorism agents while ruling out most of the ordinary substances that citizens have frequently feared to be possible bio-agents of terror.

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Our Commercial Approach

Our tests are built around the installed base of existing FDA approved tumor marker detection kits which run on automated instruments available from companies like Roche Diagnostics, Abbott Diagnostics, Siemens Diagnostics, and others. These tests and instruments are used in thousands of clinical testing labs worldwide, thereby permitting us to scale globally. Each of these thousands of labs will have a strong financial incentive to market the tests and our algorithms to physicians in their network. To the best of our knowledge, no other company has yet commercialized a scalable lung or multi-cancer test utilizing the biomarker platforms and algorithm approach adopted by us.

In the U.S., we have adopted both Business-to-Business, or B2B, and Business-to-Consumer, or B2C, commercial / sales models. The B2B model involves partnerships with smaller clinical testing labs such as those that are owned by or affiliated with primary care practitioner, or PCP, groups. With this model, the PCP offers our tests to their patients, collects the fee, runs the tests in their labs, and accesses our cloud based algorithms on a pay-per-test basis. This structure provides a substantial financial incentive for the PCP to drive test volume while providing a unique service to their patients that parallels but improves upon testing practices untaken by millions of individuals outside the U.S.

Our B2C model involves direct-to-consumer engagement. Individuals interested in our tests can order them from our website and then receive a prescription either from their own PCP or from a telemedicine service provider that we direct them to (we always recommend consumers to receive and interpret test results only through a physician or other qualified medical practitioner.) The prescription could then be taken to a national clinical laboratory chain (e.g. Quest Diagnostics, LabCorp, BioReference Labs, etc.) where they will have a blood sample taken and the biomarker tests will be run. The biomarker values will be reported back to us, to be entered into our algorithms and to produce a report with the various cancer risk scores, etc.

Overseas our commercialization models will vary and will be implemented by our marketing partners in each country. One such marketing partnership is already in place (My-BioMed in China) and several others are pending. We have received interest from a number of large software and diagnostics companies that are actively seeking to make near-term alliances with, and acquisitions of, companies at the intersection of healthcare and artificial intelligence. A marketing partnership in China will result in revenue from that country, home to the world’s largest population of smokers, with large streams of clinical data that will enhance our proprietary database and support growth of the US market as well.

Our Lab Facility

We operate a CLIA approved laboratory facility where testing can be performed. As part of our commercialization strategy, we established this CLIA certified lab facility to perform immunodiagnostic tests of the highest level of complexity. CLIA regulations establish standards for proficiency testing; facility administration; general laboratory systems; preanalytic, analytic, and postanalytic systems; personnel qualifications and responsibilities; quality control, quality assessment; and specific cytology provisions for labs performing moderate to high complexity tests. Our laboratory is inspected biennially as part of its ongoing certification under CLIA and most recently passed inspection in September 2017. Additionally, we expect to eventually make the test available to large national clinical laboratory testing chains such as LabCorp or Quest Diagnostics and hope to do so before the end of 2019, although there are currently no existing or planned arrangements with such third parties.

Our Competition

Because of the substantial unmet medical need worldwide, many companies (and associated academic partners) are actively seeking to develop and commercialize tests of various types to detect cancers early, when it can be treated most effectively. Current approaches include in-vivo radiographic imaging as well as in-vitro tests using diverse bodily tissues and fluids including blood (serum or whole blood), urine, saliva, stool, sputum, and exhaled breath.

With regard to lung cancer, a longstanding focus of our company, key competitors include OncImmune, Ltd. and OncoCyte, Corp.

While no marketed product currently competes with our proposed OneTest™ multi (pan) cancer test, there are many emerging companies seeking to use “liquid biopsy” and “next-gen sequencing” for pan-cancer testing. Examples of companies working on pan-cancer tests include Grail, Freenome and Personal Genome Diagnostics.

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We believe we may be the first and only company to have a market ready pan-cancer blood test that meets each of the following criteria:

●	Aids in the early detection of four or more cancers, especially deadly cancers such as those of the lung, liver, and pancreas for which there are no widely used screening tools in the U.S.;

●	Includes machine learning algorithms powered by data from over 28,000 individuals, the majority of whom were tested before being diagnosed with cancer (it is very important to show that a test is useful to screen asymptomatic individuals vs. monitoring those who have confirmed cancer);

●	Externally validated using an independent sample set; and

●	Reasonably expected to be offered for under $300 over the next few years (this price point is important since these tests will not likely be covered by insurance for many years to come).

Our OneTest™ meets each of the above criteria whereas our known competitors are not expected to do so in the near future due to the need to run multi-year prospective clinical studies which are believed to be getting underway only this year. Data from a large cohort of individuals tested before being diagnosed with cancer is usually needed to assess the true efficacy of tests in a real-world screening population. Furthermore, most of our known competitors in the pan-cancer space are believed to rely heavily on next-generation sequencing of cell-free DNA, which is currently far more expensive than the immunoassays used by our company.

We currently intend, subject to a validation study, to incorporate our lung cancer assay (PAULA’s Test+™) into OneTest™, at least initially for those consumers with a history of smoking.

We believe that we are among the first companies to develop and bring to market in the U.S. and China, machine learning algorithms developed from and used with standard biomarker tests run in thousands of Health Check Centers in East Asia and around the world. Accumulation of high-quality data to build these algorithms was a multi-year effort, thereby creating a substantial barrier to entry. As a first mover, serial data we collect from individuals who use our test will be fed back into the machine learning algorithm resulting in further accuracy improvement. Thus, we expect to remain ahead of emerging competitors in terms of continuously learning and improving test performance.

Our Customers

Over 3,500 individuals have been tested to date with our PAULA’s Test+™ for the early detection of lung cancer. We also have a legacy product, BioCheck®, for screening suspicious powders that has been used by more than 1,000 fire departments and other emergency responder organizations worldwide. These customers are also targets of our lung and multi-cancer tests due to proven increase in lung cancer risk among firefighters.

Our Competitive Advantages

Based on our management’s belief and experience in the industry, the following competitive strengths should enable us to compete effectively in and capitalize on the growing cancer diagnostic market.

●	Our pan-cancer test and algorithm are based on data from a pre-symptomatic patient population and therefore should translate well into a real-world screening population. The reported diagnostic accuracy of our tests—typically quantified as a function of clinical sensitivity and specificity—are generally comparable to those reported by our aforementioned competitors. However, unlike all of our known competitors, the data supporting our pan-cancer and lung nodule products were generated from tens of thousands of individuals undergoing yearly screenings in “real world” patient settings where blood samples were taken and analyzed before the cancer diagnosis. In contrast, competing products were developed in a laboratory setting involving blood samples from individuals after they presented with symptoms of cancer when it has often advanced to a later stage. The accuracies of tests developed using this “case/control” model consistently fail to hold up in real world screening practice.

●	Our tests our designed to be compatible with existing systems. Our tests are designed to be compatible with standard instrument systems manufactured and distributed by companies such as Roche Diagnostics, Abbott Diagnostics, and Siemens Healthcare. We believe that this dramatically lowers the barriers to adoption by hundreds of clinical diagnostics laboratories worldwide. Furthermore, it helps to pave the way for new sources of “big data” from tens of thousands of individuals tested worldwide using standardized test kits and instruments.

●	Our tests are more affordable compared to DNA based liquid biopsies. We project that the average selling price of OneTest™ will be $189 and the average selling price of PAULAs test+™ about $149. In contrast, tests that incorporate next gen sequencing of cell-free DNA will likely cost an average of $500 or more for the next several years.

●	Cancer screening options in the U.S. are limited to only a few types of cancers. Widespread cancer screening in the U.S. is limited to only colorectal, breast, prostate, cervical and lung (for those at highest risk). Our test offers additional early detection options for other commonly diagnosed cancers such as pancreatic and liver, where few if any low cost, easily accessible screening option exists today.

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Our Growth Strategy

We will strive to be a leading cancer diagnostic company by pursuing the following growth strategies:

●	Scaling through partnerships with medical practitioners, retail clinics, and national lab chains. Because our algorithms are designed to be used with standard instruments, we will seek to partner with labs, both large national chains as well as smaller regional and office-based labs. We can offer our tests in the U.S. and in foreign markets who wish to offer our tests to their customers if they obtain the instruments and kits from Roche, Abbott, or Siemens diagnostics. The proprietary algorithms will be separate from the testing service so there is virtually no limit on scalability, both in volume and geography. Because the specimens can be tested in a local lab, costly shipping can be avoided so specimens do not need to be sent out using expensive overnight shipping services. In the future, we expect our tests to become available at pharmacy chains and walk-in clinics that have on-site blood sample collection capabilities and trained healthcare practitioners to educate consumers.

●	Health conscious consumers are willing to pay an average of up to $200 for cancer detection blood tests. Our market research and pre-commercial pilots suggest that a substantial and growing segment of the wellness market is willing to pay an average of about $200 for early cancer screening blood tests if it helps to reduce the risk of advanced, lethal cancers. We believe that well educated consumers look to manage their own medical options when it comes to diagnostic testing, nutrition and preventative services. Even when it means going beyond what the medical establishment covers for general screening for the public, many people seek better understanding and management of their health status. We have therefore adopted a consumer-initiated model where interested individuals request the test from a physician of their choice. We have no immediate plans for a pure direct-to-consumer model that avoids physicians entirely. Since our tests run on industry standard instruments which use very low-cost reagent kits, these low-cost consumable reagent kits allow running the cancer biomarker tests extremely affordable and profitable for the labs which run them. This low cost/high profit model means that our partner labs have a strong motivation to offer our tests to their medical providers.

Our Intellectual Property

We own or license 10 patent families related to cancer diagnostics and biowarfare detection. As of December 31, 2017, there are 15 granted patents and 10 pending applications in the US and various other jurisdictions, including Canada. The earliest patent family has a projected expiration date of 2020. Other family patents are expected to expire through 2037 based on priority date and projected expiration for pending applications or granted patents included in each family. No assurance is made that any pending patent applications within the portfolio will result in a granted patent.

Research and Development

Research and development costs account for a substantial portion of our operating expenses. Our research and development expenses were $267,063 and $424,426 for the years ended December 31, 2017 and 2016, respectively. Research and development expenses are expected to increase in the future as we work on developing additional products related to cancer screening.

Employees

As of the date of this offering circular, we had a total of five full-time employees and seven part-time employees.

We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Regulation

Based on advice of regulatory counsel, we believe that our products will not likely require pre-market approval from the U.S. Food and Drug Administration, or FDA, or its counterparts in other countries that we plan to do business. In the U.S., our products fall into one of two categories: Laboratory Developed Tests, or LDTs, or Clinical Decisions Support Software, or CDSS. However, at least in the U.S., there has been some uncertainty as to the extent to which FDA may seek to regulate LDTs and CDSS. Thus, we cannot rule out the possibility that the FDA may take an alternative view and seek to regulate our products. For these reasons in providing our tests to the public we plan to acquire and retain real-world evidence and data of outcomes and efficacy that could be used to support any future regulatory applications and submissions that may become mandated.

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Laboratory Developed Tests. LDTs are tests run in the laboratory of the company that developed them. PAULA’s Test+™ is currently an LDT. LDTs are not regulated by the FDA but rather under a different regulatory regime called CLIA (Clinical Laboratory Improvement Amendments). In September 2017, following an inspection by government authorities, our CLIA license was renewed for another two-year term.

CDSS. On December 13, 2016, the 21st Century Cures Act was signed into law. Among the many provisions of the Cures Act was the exclusion of certain medical decision support software from the FDA’s jurisdiction. However, in June 2017, the Trump Administration’s new FDA Commissioner Scott Gottlieb, M.D., who is widely deemed to have a more moderate view of regulation than his recent predecessors, issued a new Digital Health Innovation Plan with the goal of “giving entrepreneurs more opportunities to develop products that can benefit people’s lives.” A key feature of the plan is a novel, post-market approach to regulation of digital medical devices (i.e. let the devices enter the market before the FDA approves them and then assess how they perform in the real-world). On December 8, 2017, the FDA issued its first set of Draft Guidance to implement those provisions of the Cures Act relating to CDSS.

Operating under the assumption that seeking FDA approval for our products is optional but that approval could improve the adoption rates and eventual insurance coverage decisions, our strategy is to seek FDA approval before the end of 2019. In so doing, we will present to the FDA Real World Evidence, or RWE, data from tens of thousands of individuals tested with its products in the U.S. and overseas. On August 31, 2017, the FDA issued Guidance on the “Use of Real-World Evidence to Support Regulatory Decision-Making for Medical Devices.” The Guidance provides that “in some cases, a ‘traditional’ clinical trial may be impractical or excessively challenging to conduct” and that use of RWD “may in some cases provide similar information with comparable or even superior characteristics to information collected and analyzed through a traditional clinical trial.”

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

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DESCRIPTION OF PROPERTY

We currently lease approximately 4,000 square feet of space, comprised of research and development facilities and administrative offices.

In August 2011, we entered into a lease commencing in December 2011, which expired in November 2016. Under the lease agreement, we were to pay an annual rent of $134,975, plus additional operating expenses. The agreement included a 3% annual increase and an option to expand office space. In November 2013, we exercised the option to expand the office space for an additional $1,200 per month with a 3% annual increase. In February 2015, we surrendered the additional lease expansion and reverted back to the original lease terms with an annual rent of $113,296. Upon expiration in November 2016, this lease has continued on a month-to-month basis. Total rent expense, including additional operating expenses related to this property, was $142,872 and $120,887 for the years ended December 31, 2017 and 2016, respectively.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a digital diagnostics company with the core mission of reducing cancer mortality in the U.S. and around the world through early detection. To do so, we use machine learning and big data analytics approaches to substantially improve the accuracy of tumor biomarkers that are currently tested in millions of individuals around the world. Our products include a blood test for early lung cancer (www.BloodTestforLungCancer.com) and a multi-cancer test for screening at least five cancers from one blood sample (www.OneTestforCancer.com). Our legacy businesses include a patented field test kit for screening suspicious powders for bioterror agents that is used regularly by hundreds of first responder organizations worldwide (www.BioCheckInfo.com). Our BioCheck® kits for screening suspicious powders remains profitable but with limited growth potential, at least in the U.S. absent a serial anthrax incident, or similar incident, like the one that occurred in the U.S. in 2001.

Recent Developments

We recently completed an equity crowdfunding offering under Section 4(a)(6) of the Securities Act and Regulation Crowdfunding promulgated thereunder. On December 29, 2017, we completed an initial closing in which we raised $1,018,297 in gross proceeds through the sale of 312,361 shares of our Series A-2 Preferred Stock to 1,792 investors. On January 23, 2018, we completed a second and final closing in which we raised $48,988 in gross proceeds through the sale of 15,027 shares of our Series A-2 Preferred Stock to 106 investors. As a result of this offering, we received net proceeds of approximately $1,000,000.

Principal Factors Affecting our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to access additional capital and the size and timing of subsequent financings;

●	the costs of acquiring additional data, technology, and/or intellectual property to successfully reach our goals and to remain competitive;

●	personnel and facilities costs in any region in which we seek to introduce and market our products;

●	the costs of sales, marketing, and customer acquisition;

●	average price per test paid by consumers;

●	the number of tests ordered per quarter;

●	costs of third-party laboratories to run our tests;

●	willingness of healthcare providers (including telemedicine providers) to prescribe and encourage our tests and the fees charged by them to do so;

●	the costs of compliance with any unforeseen regulatory obstacles or governmental mandates in any states or countries in which we seek to operate; and

●	the costs of any additional clinical studies which are deemed necessary for us to remain viable and competitive in any region of the world

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Emerging Growth Company

Upon the completion of this offering, we may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Going Concern

Our financial statements are prepared using the generally accepted accounting principles, or GAAP, applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the accompanying financial statements, our company has sustained substantial losses from operations since inception and does not have a predictable revenue stream. In addition, we have used, rather than provided, cash in our operations. The lack of a proven profitable business strategy that would generate a predictable revenue stream raise substantial doubt for our company to continue as a going concern, which is also included in our independent auditor’s report. It is management’s plan in this regard to obtain additional working capital through equity financings and to pursue a new, less labor-intensive approach to sales. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

Results of Operations

The following table sets forth key components of our results of operations during the fiscal years ended December 31, 2017 and 2016, both in dollars and as a percentage of our revenues.

	December 31, 2017		December 31, 2016
	Amount	% of Revenues	Amount	% of Revenues
Revenues
Products and services	$313,207	100.00%	$383,707	89.86%
Grant awards	-	-	43,294	10.14%
Total revenues	313,207	100.00%	427,001	100.00%
Cost of revenues	182,275	58.20%	256,221	60.00%
Gross profit	130,932	41.80%	170,780	40.00%
Operating expenses
Sales, general and administrative	1,143,061	364.95%	1,977,154	463.03%
Research and development	267,063	85.27%	424,426	99.40%
Total operating expenses	1,410,124	450.22%	2,401,580	562.43%
Loss from operations	(1,279,192)	(408.42)%	(2,230,800)	(522.43)%
Total other income (expense)	14,998	4.79%	2,748	0.64%
Net loss	$(1,264,194)	(403.63)%	$(2,228,052)	(521.79)%

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Revenues. We generate revenues from sales of BioCheck® and PAULA’s Test+™, as well as from research grants in prior years. Our total revenues were $313,207 for the year ended December 31, 2017, compared to $427,001 for the year ended December 31, 2016, a decrease of $113,794, or 26.65%. Such decrease was due to a $70,500 decrease in revenues from products and services and a $43,294 decrease in revenues from grant awards.

Revenues generated from products and services amounted to $313,207, or 100% of total revenues, for the year ended December 31, 2017, as compared to $383,707, or 89.86% of total revenues, for the year ended December 31, 2016, a decrease of $70,500, or 18.37%. Such decrease was due to decreased revenues from sales of BioCheck®. Revenues from sales of BioCheck® decreased from $365,006 in 2016 to $247,044 in 2017. Such decrease was largely due to the suspension of purchases by a large distributor in late 2016.

We did not generate any revenues from grant awards for the year ended December 31, 2017, as compared to $43,294, or 10.14% of total revenues, for the year ended December 31, 2016. Such decrease was due to our evolution from a primarily research stage company to a primarily commercial stage company less well positioned to compete for research and development grants.

Cost of revenues. Our cost of revenues includes materials, labor and laboratory costs. Our cost of revenues decreased by $73,946, or 28.86%, to $182,275 for the year ended December 31, 2017 from $256,221 for the year ended December 31, 2016. This decrease was mainly due to reduced sales volume as detailed above.

Gross profit and gross margin. Due to our decrease in revenue, our gross profit decreased by $39,848, or 23.33%, to $130,932 for the year ended December 31, 2017 from $170,780 for the year ended December 31, 2016. Gross profit as a percentage of revenues (gross margin) was 41.80% and 40.00% for the years ended December 31, 2017 and 2016, respectively.

Sales, general and administrative expenses. Our sales, general and administrative expenses include office leases, overhead, executive compensation, legal, marketing and similar expenses. Our sales, general and administrative expenses decreased by $834,093, or 42.19%, to $1,143,061 for the year ended December 31, 2017, from $1,977,154 for the year ended December 31, 2016. Such decrease was primarily due to cost cutting measures to match revenue decline. As a percentage of revenues, sales, general and administrative expenses decreased to 364.95% for the year ended December 31, 2017 from 463.03% for the year ended December 31, 2016.

Research and development expenses. Our research and development expenses include principally clinical data acquisitions, data analysis algorithms and non-capitalizable software development. Our research and development expenses decreased by $157,363, or 37.08%, to $267,063 for the year ended December 31, 2017, from $424,426 for the year ended December 31, 2016. Such decrease was due to reduction in grant funding for the period. As a percentage of revenues, research and development expenses decreased to 85.27% for the year ended December 31, 2017 from 99.40% for the year ended December 31, 2016.

Net loss. As a result of the cumulative effect of the factors described above, our net loss decreased by $963,858, or 43.26%, to $1,264,194 for the year ended December 31, 2017 from $2,228,052 for the year ended December 31, 2016.

Liquidity and Capital Resources

Historically, our sources of cash have included private placements of equity securities and cash generated from revenues. Our historical cash outflows have primarily been associated with cash used for operating activities such as research and development activities and other working capital needs; the acquisition of clinical data, patient samples (blood, tissue), intellectual property; and expenditures related to equipment and improvements used for our laboratory facility.

Our auditors have issued a “going concern” opinion, meaning that there is substantial doubt if we can continue as an on-going business for the next twelve months unless we are successful in generating sufficient revenues from our operations or we obtain additional capital. Due to our early stage of development, we do not anticipate that we will generate sufficient revenues from our operations for the next twelve months. Accordingly, we must raise cash from sources other than operations or our business may fail. It is management’s plan in this regard to obtain additional working capital through equity financings and to pursue a new, less labor-intensive approach to sales.

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Summary of Cash Flows

As of December 31, 2017, we had approximately $1,040,083 in cash and cash equivalents. The following table presents a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2017	2016
Net cash used in operating activities	$(1,060,725)	$(1,894,568)
Net cash used in investing activities	(27,434)	(76,870)
Net cash provided by financing activities	1,146,017	1,855,769
Net increase (decrease) in cash and cash equivalents	57,858	(115,669)
Cash and cash equivalents at beginning of year	982,225	1,097,894
Cash and cash equivalent at end of year	$1,040,083	$982,225

Operating Activities

Net cash used in operating activities was $1,060,725 for the year ended December 31, 2017, as compared to $1,894,568 for the year ended December 31, 2016. The principal use of cash in operating activities was to fund our net loss. Cash flows from operations can vary significantly due to various factors, including changes in our operations, accounts receivable, prepaid expenses, accounts payable and accrued expenses.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2017 was $27,434, as compared to $76,870 for the year ended December 31, 2016. Net cash used in investing activities is mainly related to patent costs.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2017 was $1,146,017, as compared to $1,855,769 for the year ended December 31, 2016. These amounts are mainly proceeds from issuance of Preferred Stock.

Capital Expenditures

We incurred no capital expenditures in the years ended December 31, 2017 and 2016, respectively. We estimate that our total capital expenditures in fiscal year 2018 will reach approximately $40,000. Such funds will be used to purchase laboratory equipment.

Contractual Obligations

In November 2000, we entered into a licensing agreement with the United States Public Health Service, or PHS, that gave us exclusive rights to use several patents owned by PHS. The agreement was subsequently amended in 2005 and 2011. Under the most current agreement, we were required to pay minimum annual royalty fees of $7,500 due and payable on January 1 of each calendar year from 2003 through 2011. Further payment of the minimum annual royalty has been deferred until January 1 of the calendar year following the first year we achieve annual net sales of the licensed product equal to or greater than $1,000,000. The minimum annual royalty will be due January 1 of each calendar year thereafter. The PHS agreement also calls for us to pay other royalties, including earned royalties, benchmark royalties, and sublicensing royalties. In addition, the agreement requires us to reimburse PHS for patent expenses incurred. Reimbursement is due on January 1 of each calendar year beginning in 2013. Minimum reimbursement of $10,000 is due until we have achieved $500,000 in net sales of licensed products, $20,000 once we have achieved between $500,000 and $1,000,000 in net sales of licensed products, and the balance of the remaining unreimbursed patent expenses due in full once we achieve net sales of licensed products of $1,000,000 or upon termination or expiration of the license, whichever comes first. In addition, PHS continues to submit annual requests for reimbursement of patent expenses incurred throughout the preceding year. Unreimbursed patent expenses are included in accrued expenses and were $188,294 and $181,154 at December 31, 2017 and 2016, respectively.

In July 2002, we entered into an award and royalty agreement with MdBio, Inc. Under this agreement, we received $150,000 in funding and are to make payments of 3% of gross sales revenues beginning in June 2003 and ending when a total of $450,000 has been repaid. Total royalty expenses incurred relating to this agreement were $7,533 and $11,302 for the years ended December 31, 2017 and 2016, respectively. The remaining maximum contingent liability was $299,400 at December 31, 2017.

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During 2010, we entered into a licensing agreement with Abbott Molecular, Inc., or Abbott. Under this agreement, we retained exclusive rights to use certain processes and know-how for which Abbott has a patent pending. Under this agreement, we are to pay royalties equal to 9% of the service revenue and net sales of each licensed product sold or otherwise disposed of prior to the issuance of the related patents and 18% of sales revenue or net sales of each licensed product sold or otherwise disposed of once the related patents are issued. Royalties will be deferred until either our lung cancer testing business is acquired by Abbott or another third party or the value of the royalties exceeds $1,000,000. The agreement also allows Abbott first right to acquire our lung cancer testing business at various intervals. For the years ended December 31, 2017 and 2016, total royalty expenses incurred under this agreement were $1,049 and $1,890, respectively.

In May 2011, we received a grant from the Maryland Biotechnology Center, or MBC. Under this grant agreement, we were to receive $200,000 in funding. Per the agreement, beginning January 31 of the year after the completion of the project, we are to repay MBC in payments equal to 3% of total sales revenues (excluding revenues relating to our BioCheck® product). If the grant is not repaid in full by one year after the first payment date, the total repayment will equal 150% of the award, or $300,000. If the grant is not repaid in full by two years after the first payment date, the total repayment will equal 175% of the award, or $350,000. If the grant is not repaid in full by three years after the first payment date, the total repayment will equal 200% of the award, or $400,000. For the years ended December 31, 2017 and 2016, total royalty expenses incurred under this agreement were $349 and $630, respectively. The remaining maximum contingent liability was $392,013 at December 31, 2017.

In February 2016, we entered into a collaboration agreement with National Foundation for Cancer Research, Inc., or NFCR, a tax exempt 501(c)(3) organization, for the development of a cloud accessible algorithm to assist physicians in the Peoples Republic of China, or PRC, to interpret test results, and to support refinements of PAULA’s Test+™. The NFCR will assist us in obtaining blood test data from the PRC. Upon execution of the agreement, we issued NFCR 19,157 shares of Common Stock. We issued an additional 19,157 shares of Common Stock in 2016 based on the first milestone of receiving data from the first 1,000 patients located in the PRC. Per the agreement, after we have analyzed data from the initial population, we may seek additional data from more patients which can trigger an additional 38,315 shares of Common Stock being issued. To date, this provision has not yet been triggered. If, upon seeking and receiving this additional patient data as set forth in the agreement, and immediately after issuing the requisite shares, for five (5) years we shall pay to NFCR two percent (2%) of gross sales we derive from the sale, licensing and other dispositions of the developed algorithm, payable quarterly.

Effective April 17, 2017, we entered into a six-month option agreement with Chang Gung Memorial Hospital, Linkou, to obtain and secure an exclusive license to certain technology. The option period was extended through February 28, 2018 through an amendment executed in November 2017. If the option is exercised, we will have an exclusive license to the technology until the last patent included in the specified technology expires, or 20 years. As consideration for this option, we paid an option fee of $75,000. Once the option was exercised in February 2018, we paid an additional license fee of $150,000 in cash and $300,000 in Common Stock (through the issuance of 92,025 shares of Common Stock), which are being held in escrow and will be released upon obligations being met per the agreement.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Accounts Receivable. Accounts receivable represent amounts due from customers, amounts due from grants and awards, and other sources. On December 31, 2017 and 2016, customer accounts receivable and receivables from other sources totaled $53,106 and $44,217, respectively. Management reviews open accounts monthly and takes appropriate steps for collection. When needed, an allowance for doubtful accounts is recorded to reflect management’s determination of the amount deemed uncollectable. An allowance for doubtful accounts of $1,479 is included in accounts receivable at December 31, 2017 and 2016.

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Inventories. Inventories are stated at the lower of cost or market using the first-in, first out (FIFO) method. Inventories consisted entirely of finished goods as of December 31, 2017 and 2016.

Intangible Assets – Patents. We capitalize patent filing fees, and it expenses legal fees, in connection with internally developed pending patents. We also will capitalize patent defense costs to the extent these costs enhance the economic value of an existing patent. We evaluate the capitalized costs annually to determine if any amounts should be written down. Patent costs begin amortizing upon approval by the corresponding government and are generally amortized over the expected period to be benefitted, not to exceed the patent lives, which may be as long as 20 years.

Impairment of Long-Lived Assets. The long-lived assets held and used by us are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during 2017 and 2016. There can be no assurance, however, that market conditions will not change or demand for our products and services will continue, which could result in impairment of long-lived assets in the future.

Offering Costs. We comply with the requirements of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. During the years ended December 31, 2017 and 2016, offering costs totaled approximately $82,000 and $42,500, respectively.

Preferred Stock. ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by us. Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by us.

Revenue Recognition. We recognize revenue from the sale of BioCheck® when purchase orders are processed and kits are shipped to customers. Revenue from the sale of PAULA’s Test+™ is recognized when returned testing kits are processed in the laboratory and the results are reported. Due to the nature of PAULA’s Test+™, revenue per test is recorded based on historical average receipts from patients and insurance companies. Revenues from grants and awards are recognized in the period allowable expenses are incurred.

Research and Development. We incur research and development costs during the process of researching and developing our technologies and future manufacturing processes. Our research and development costs consist primarily of materials and services. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock-Based Compensation. We account for stock options issued to employees under ASC 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model. We measure compensation expense for non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured based on the value of our Common Stock, along with other variables as applicable, on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

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Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as a new Topic, ASC Topic 606, which supersedes existing accounting standards for revenue recognition and creates a single framework. Additional updates to Topic 606 issued by the FASB in 2015 and 2016 include the following:

●	ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of the new guidance such that the new provisions will now be required for fiscal years, and interim periods within those years, beginning after December 15, 2017.

●	ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations (reporting revenue gross versus net).

●	ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which clarifies the implementation guidance on identifying performance obligations and classifying licensing arrangements.

●	ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which clarifies the implementation guidance in a number of other areas.

The underlying principle is to use a five-step analysis of transactions to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The standard permits the use of either a retrospective or modified retrospective application. ASU 2014-09 and ASU 2016-12 are effective for annual reporting periods beginning after December 15, 2017. We will adopt ASC 606 using the modified retrospective method for annual and interim reporting periods beginning January 1, 2018. We have aggregated and reviewed our contracts that are within the scope of ASC 606. Based on its evaluation, we do not anticipate the adoption of ASC 606 will have a material impact on our balance sheet or related statements of operations, equity or cash flows. Accordingly, we will continue to recognize revenue at the time services are delivered.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the update requires only a single-step quantitative test to identify and measure impairment based on the excess of a reporting unit's carrying amount over its fair value. A qualitative assessment may still be completed first for an entity to determine if a quantitative impairment test is necessary. The update is effective for fiscal year 2021 and is to be adopted on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the impact of the adoption of this guidance on our financial condition, results of operations and cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases. This ASU is a comprehensive new leases standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require companies to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. Topic 842 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The ASU is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years; earlier adoption is permitted. In the financial statements in which the ASU is first applied, leases shall be measured and recognized at the beginning of the earliest comparative period presented with an adjustment to equity. Practical expedients are available for election as a package and if applied consistently to all leases. We are currently evaluating the impact of the adoption of this guidance on our financial condition, results of operations and cash flows.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. We are currently in the process of evaluating the impact of the adoption of ASU 2016-13 on our financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of each of our current executive officers, directors and significant employees.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
John G. Compton, Ph.D.	Chairman of the Board	69	From July 2016	N/A
Jonathan Cohen	CEO, President and Director	55	From August 2000	N/A
Richard M. Cohen, CPA	Director	66	From July 2016	N/A
Jayson Lee	Director	35	From July 2016	N/A
John W. Rollins	Director	73	From November 2017	N/A
Michael A. Ross, M.D.	Director	67	From July 2016	N/A
He Shen	Director	43	From July 2016	N/A

John Compton, Ph.D. has served as Chairman of the Board since July 2016. Mr. Compton has over 30 years of experience in the development and application of molecular biological techniques to answer questions about genetics and epidermal differentiation, and has authored more than 80 publications in the field. Mr. Compton served as Vice-President of BioReference Laboratories from 2007 to 2013. Previously, Mr. Compton was founder, and served as Scientific Director and Co-President of GeneDx Inc., from 2000 to 2006, the assets of which were acquired by BioReference Laboratories (now part of Opko) in September 2006. GeneDx is a world leader in diagnostic genetic testing with an acknowledged expertise in rare and ultra-rare genetic disorders, as well as one of the broadest menus of sequencing services available among commercial laboratories. Mr. Compton holds B.S. degrees in Physics and Biology from MIT, received his Ph.D. from the University of California, Berkeley in Biophysics, and did his post-doctoral training in protein-DNA interactions at the Baylor College of Medicine. He was a Staff Scientist at the National Institutes of Health, Bethesda, from 1991-2000. In 2003, he was awarded the Entrepreneur of the Year award by the Technology Council of Maryland.

Jonathan Cohen is the founder of our company and has served as Chief Executive Officer, President and a Director since its inception in August 2000. Under his leadership, our company has brought in over $15 million in total equity and grant funding and launched two successful products. Active in public policy initiatives on behalf of the biotechnology industry, Mr. Cohen conceived of and helped bring about the passage of the Maryland Biotechnology Investment Tax Credit, which we believe is widely deemed to be the most effective investment incentive in the U.S. for early stage biotech companies. He has testified before several Congressional committees and is the architect of the Innovative Technologies Investment Incentive Act, which was introduced by Rep. Chris Van Hollen in 2011. Mr. Cohen is a founding director of the Small Biotechnology Business Coalition. Before founding our company, Mr. Cohen was patent and general counsel for two publicly traded companies: Ventana Medical Systems Inc. (acquired by Roche diagnostics in 2008), from 1999 to 2000, and Oncor Inc. from 1997 to 1999). Mr. Cohen is a registered patent attorney with more than 18 years of experience in biotechnology patents and licensing matters. Mr. Cohen has a Master of Science Degree in Biotechnology from Johns Hopkins University and a law degree from the American University.

Richard M. Cohen, CPA has served as a member of our board of directors since July 2016. Mr. Cohen is an experienced CEO/CFO at public and private companies. His professional experience includes biotech, financial services and diversified media and he maintains excellent contacts with capital financing sources on and off Wall Street. From 2013 to present Mr. Cohen has been President of Richard M. Cohen Consultants. He was the CEO, CFO, and Board Member of CorMedix Inc., Bridgewater, NJ, a publicly traded (NYSE) medical device/biotechnology company with intrapericardial therapy product targeted to markets in the U.S. and Europe, from 2010 to 2013. He has served on the board of directors and as Audit Committee Chair of Helix BioMedix, Inc. (2006 to Present), CorMedix Inc. (2010 to 2013), and Rodman & Renshaw (2008 to 2012). Mr. Cohen’s academic credentials include an MBA, Stanford University 1975, BS with honors, Wharton School, University of Pennsylvania. Mr. Cohen has no relation to CEO Jonathan Cohen.

Jayson Lee has served as a member of our board of directors since July 2016. Mr. Lee has served as an Executive Director at Ping An Ventures, a 10% shareholder of our company, since 2016. Ping An Ventures is the investment arm of Ping An, one of the largest health and life insurance companies in China. At Ping An Ventures, Mr. Lee focuses on direct investment in the healthcare sector with an emphasis on Series B to pre-IPO companies. Previously, Mr. Lee was Executive Director at BE Capital (Beijing China) from 2014 to 2016, where he also focused on healthcare investments and he served at the China Development Investment Bank from 2009 to 2014. Mr. Lee has his MBA degree from National Chengchi University in Taiwan and studied in Norges Handelshøyskole (NHH).

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John W. Rollins has served as a member of our board of directors since November 2017. He is an active investor with the Keiretsu Forum and other Angel investor organizations. Since 2014 Rollins has served on multiple Boards and Chairs the board of directors of the MedStar Southern Maryland Hospital Center (2014 to present). From 2001 to 2010 he taught Entrepreneurship at the George Washington University School of Business and founded the GW New Venture Competition and served as its Director from 2007 to 2014. In 2003 Rollins founded StreamCenter, Inc., a firm that pioneered online education using video streaming, and served as Chair of the board of directors from 2003 to 2008 and CEO from 2008 to 2010. Prior to 2001, he founded and served for three decades as the CEO and Chairman of AZTECH Software Corporation (Bethesda, MD), the nation’s first specialized provider of information technology services to non-profit organizations. Mr. Rollins’s Board experience has included serving as Trustee of the National Park Trust (Vice Chair and Treasurer) (1990 to present), Director of the MedStar Georgetown University Hospital (Vice Chair) (2002 to 2013), the Washington Hospital Center (Vice Chair and Treasurer) (1977 to 2002), and the U.S. Association for Small Business & Entrepreneurship (2004 to 2006). Mr. Rollins earned his AB in Mathematics from Dartmouth and his MBA in Finance from the Stanford University Graduate School of Business.

Michael A. Ross, M.D. has served as a member of our board of directors since July 2016. Dr. Ross has served as the Chairman and CEO of Euclid Systems Corporation (Herndon, VA) since 2015, where he led the growth of this ophthalmic medical device company from $3.1 million to over $20 Million in 5 years. The bulk of Euclid’s sales are in China and East Asia where Michael visits 4-5 times per year. Prior to joining Euclid, he was CEO of E-P Therapeutics from 2010 to 2012, and was a Medical and Scientific Advisor to StemCyte, Inc. 2009 to 2010. He is Board-certified in Obstetrics and Gynecology, he was a founding member of a OB-GYN-Infertility practice in Northern Virginia from 1980 to 2007. Dr. Ross has been a Clinical Professor of Obstetrics and Gynecology, George Washington University Medical Center since 1979 and has served on the Boards of Directors of several biotech and medical device companies. He has a BS in Chemistry and Biology from Dickinson College and an MD from George Washington University.

He Shen has served as a member of our board of directors since July 2016. Mr. Shen has 20 years of investment banking experiences in New York and London, with expertise in private equity, structured capital markets, regulatory capital, corporate finance and derivatives. Since 2016, Mr. Shen has been the international CFO for BlueFocus Communications Group, which is the largest marketing holding company listed in China. Mr. Shen has also been actively involved in Keiretsu Forum, one of the world’s largest angel investor networks, and has invested in over 20 companies ranging from consumer products to software and biotechnologies over the past few years. Until 2015, Mr. Shen spent 10 years at Lloyds Banking Group where he co-headed Strategic Transactions Group. Prior to joining Lloyds Banking Group, Mr. Shen worked in the Global New Product Development Group of Merrill Lynch from 1996 to 2000 and from 2003 to 2005 where he originated and developed cross border enhanced yield investment products for financial institutions globally. Additionally, Mr. Shen worked in the Structured Products Group of Donaldson Lufkin & Jenrette / Credit Suisse from 2000 to 2003, where he was focused on product development, origination and execution of innovative debt and equity financing structures for investment banking clients. Mr. Shen is fluent in Chinese and English, and has the CFA qualification, a B.S. in Electrical Engineering and a B.A. in Economics and Business from Lafayette College.

Directors are elected until their successors are duly elected and qualified.

Mr. Lee was elected by the holders of our Series A-1 Preferred Stock and Mr. Rollins was elected by the holders of our Series A Preferred Stock. Except for the rights of such holders to elect a director, which will expire upon conversion of such shares, there are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors during our last completed fiscal year:

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Jonathan Cohen	Chief Executive Officer and President	$165,656	$75,163	$240,819

Other compensation represents deferred compensation in the amount of $66,844 earned by the executive officer and fringe benefits for insurance in the amount of $8,319.

Directors receive no cash compensation for serving as directors, but our company has historically granted options to directors that vest over time. The total number of directors in the group was seven.

We do not have any ongoing plan or arrangement for the compensation of directors and executive officers. However, our board of directors intends to review compensation arrangements for directors and executive officers during 2018.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of June 21, 2018 (i) by each of our officers and directors who beneficially own more than 10% of each class our voting stock; (ii) by all of our officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 10% of each class our voting stock. Unless otherwise specified, the address of each of the persons set forth below is in care of our company at 9430 Key West Avenue, Suite 100, Rockville MD 20850.

	Amount of Beneficial Ownership (1)				Percent	Percent of	Percent of	Percent of	Percent of
Name and Address of Beneficial Owner	Common Stock	Series A Preferred Stock	Series A-1 Preferred Stock	Series A-2 Preferred Stock	of Common Stock(2)	Series A Preferred Stock(3)	Series A-1 Preferred Stock(4)	Series A-2 Preferred Stock(5)	Total Voting Stock(6)
Jonathan Cohen (7)	1,471,262	0	0	0	30.46%	*	*	*	21.67%
All directors and officers as a group	1,485,039	0	0	0	30.73%	*	*	*	21.86%
Joel Kanter (8)	537,272	143,750	0	0	11.37%	16.98%	*	*	10.19%
Jason Lee (9)	0	0	651,465	0	*	*	100%	*	9.74%

*Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares. For each beneficial owner above, any securities acquirable within 60 days have been included in the denominator in accordance with SEC Rule 13d-3(d)(1).

(2)	Based on 4,724,633 shares of our Common Stock outstanding as of June 21, 2018.

(3)	Based on 846,368 shares of our Series A Preferred Stock outstanding as of June 21, 2018. Shares of Series A Preferred Stock are convertible into shares of Common Stock on the basis of 1 share of Common Stock for each share of Series A Preferred Stock (subject to adjustment). Holders of Series A Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis.

(4)	Based on 651,465 shares of our Series A-1 Preferred Stock outstanding as of June 21, 2018. Shares of Series A-1 Preferred Stock are convertible into shares of Common Stock on the basis of 1 share of Common Stock for each share of Series A-1 Preferred Stock (subject to adjustment). Holders of Series A-1 Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis.

(5)	Based on 463,107 shares of our Series A-2 Preferred Stock outstanding as of June 21, 2018. Shares of Series A-2 Preferred Stock are convertible into shares of Common Stock on the basis of 1 share of Common Stock for each share of Series A-2 Preferred Stock (subject to adjustment). Holders of Series A-2 Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis.

(6)	Percentage of Total Voting Stock represents total ownership with respect to all shares of our Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, as a single class and on an as-converted to Common Stock basis.

(7)	Includes 1,366,400 shares of Common Stock and options for the purchase of 104,862 shares of Common Stock exercisable within 60 days.

(8)	Includes (i) 28,597 shares of Common Stock held by Kanter Family Foundation, 223,500 shares of Common Stock held by Chicago Investors VI, LLC, 13,500 shares of Common Stock held by Equity Investments, LP, 209,494 shares of Common Stock held by Outside Investors, LLC, and 62,181 shares of Common Stock held by Windy City, Inc., (ii) 143,750 shares of Series A Preferred Stock held by Outside Investors, LLC.

(9)	Jason Lee is the Director of Ping An Ventures, Ltd., which the is the 100% owner of Full Succeed International Limited, and has voting and investment power over the securities held by it.

44

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following includes a summary of transactions since the beginning of our 2016 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of Directors and Executive Officers”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

We utilize the services of Barry Cohen, the brother of our Chief Executive Officer, to assist with marketing, business development and software product development. During the years ended December 31, 2017 and 2016, consulting expenses and salary of approximately $56,338 and $95,923 respectively, were incurred to this related party, with approximately $21,481 accrued within accrued liabilities as of December 31, 2017.

In April through July 2016, payments for legal services in the amount of approximately $200,000 were made to the law firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP, at which Josh Kanter, the brother of Mr. Kanter, Chairman of the Board at such time, was Of Counsel.

From time-to-time, investors in our company are directed to deposit funds in a limited liability company, or an Investment LLC, set up by us for the purposes of managing investments seeking the advantages of the Maryland Biotechnology Investor Tax Credit program. Funds from those Investment LLCs either have been or will be transferred to our company pursuant to the rules and procedures of the tax credit program. Our shares will be issued to investors in those Investment LLCs in the same manner as if they invested directly in our company. While Jonathan Cohen, our Chief Executive Officer, performs the administrative tasks for the Investment LLCs as manager when they are active, neither we nor Mr. Cohen has ownership, requirements to fund, or voting privileges within these entities. As of December 31, 2017 and 2016, we had approximately $57,000 and $53,354, respectively, due from various Investment LLCs as a result of funds advanced to them by us as it relates to the expected tax refunds under the Maryland Biotechnology Investor Tax Credit program. During 2017, an Investment LLC received approximately $240,000 in funds for investment in our company, pending application of the Maryland Biotechnology Investor Tax Credit. In November and December 2017, the Investment LLC lent us $210,000 which we subsequently repaid in 2018 upon the investment LLC receiving the requisite initial tax credit certificate. Furthermore, the $240,000 investment was made by the Investment LLC as part of a total investment of $309,000 for shares of stock in 2018.

45

SECURITIES BEING OFFERED

We are offering a minimum of 127,479 shares of Series B Preferred Stock and a maximum of 3,399,433 shares of Series B Preferred Stock pursuant to this offering circular.

Immediately prior to the closing of this offering, we plan to amend and restate our certificate of incorporation to provide for the terms of the Series B Preferred Stock to be sold in this offering, as well as to amend certain other provisions of our current certificate of incorporation, as amended. The form of second amended and restated certificate of incorporation (which we refer to below as our certificate of incorporation) that will be in effect immediately prior to closing of this offering is included as exhibit 2.1 to the offering statement of which this offering circular forms a part.

The following summary is a description of the material terms of our capital stock upon filing of the second amended and restated certificate of incorporation immediately prior to the closing of this offering and is not complete. You should also refer to our certificate of incorporation and our bylaws which are included as exhibits to the offering statement of which this offering circular forms a part.

We are authorized to issue 25,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share, of which 1,303,000 have been designated as Series A Preferred Stock, 978,000 have been designated as Series A-1 Preferred Stock, 800,000 shares have been designated as Series A-2 Preferred Stock and 3,569,405 will be designated as Series B Preferred Stock. Our certificate of incorporation authorizes our board to designate the relative rights and preferences of the undesignated shares of our Preferred Stock, which is known as blank check Preferred Stock.

As of the date of this offering circular, we have 4,724,633 shares of Common Stock, 846,368 shares of Series A Preferred Stock, 651,465 shares of Series A-1 Preferred Stock, 463,107 shares of Series A-2 Preferred Stock and no shares of Series B Preferred Stock outstanding.

Common Stock

Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividends. Subject to preferences that may be applicable to any then-outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Other Rights. Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of Preferred Stock. Our certificate of incorporation authorizes our board to issue these shares in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class.

46

We are authorized to issue up 1,303,000 shares of Series A Preferred Stock, 978,000 shares of Series A-1 Preferred Stock, 800,000 shares of Series A-2 Preferred Stock and 3,569,405 shares of Series B Preferred Stock. We collectively refer to the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock as the “Designated Preferred Stock.”

Ranking. With respect to dividend rights and rights on liquidation, winding up and dissolution, shares of Designated Preferred Stock rank pari passu to each other and senior to all shares of Common Stock.

Voting Rights. Shares of Designated Preferred Stock vote together with the holders of Common Stock on an as-converted basis on all matters for which the holders of Common Stock vote at an annual or special meeting of stockholders or act by written consent, except as required by law. For so long as shares of Designated Preferred Stock are outstanding, the holders of such shares vote together, as a separate class, to elect one director to our board, and for so long as shares of Series A-1 Preferred Stock are outstanding, the holders of Series A-1 Preferred Stock vote together, as a separate class, to elect one director to our board.

Conversion Rights. Each share of Designated Preferred Stock is convertible at any time at the option of the holder at the then current conversion rate. The conversion rate for the Designated Preferred Stock is currently one share of Common Stock for each share of Designated Preferred Stock, calculated by dividing the liquidation preference of such share by the conversion price then in effect. In addition, all outstanding shares of Designated Preferred Stock, plus accrued but unpaid dividends thereon, shall automatically be converted into shares of Common Stock, at the then effective conversion rate, upon the earlier to occur of (a) the closing of the sale of shares of Common Stock to the public at a price of at least $8.15 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a public offering pursuant to an effective registration statement or offering statement under the Securities Act, resulting in at least $15,000,000 of gross proceeds to our company, (b) the date on which the shares of Common Stock are listed on a national stock exchange, including without limitation the New York Stock Exchange or the Nasdaq Stock Market, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of Designated Preferred Stock, voting together on an as-converted to Common Stock basis (which vote or consent shall include the holders of at least 67% of the shares of Series A-1 Preferred Stock outstanding voting as a separate class).

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company or a deemed liquidation event, each holder of Designated Preferred Stock then outstanding shall be entitled to be paid out of the cash and other assets of our company available for distribution to its stockholders, prior and in preference to all shares of our Common Stock, an amount in cash equal to the aggregate liquidation preference of all shares held by such holder. The shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock have a liquidation preference of $3.07, $3.07, $3.26 and $3.53, respectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) plus any accrued and unpaid dividends. If upon any liquidation or deemed liquidation event the remaining assets available for distribution are insufficient to pay the holders of Designated Preferred Stock the full preferential amount to which they are entitled, the holders of Designated Preferred Stock shall share ratably in any distribution of the remaining assets and funds in proportion to the respective full preferential amounts which would otherwise be payable, and our company shall not make or agree to make any payments to the holders of Common Stock. A “deemed liquidation event” means, unless otherwise determined by the holders of at least a majority of the Designated Preferred Stock then outstanding (voting together as a single class on an as-converted basis), (a) a sale of all or substantially all of our assets to a non-affiliate of our company, (b) a merger, acquisition, change of control, consolidation or other transactions or series of transactions in which our stockholders prior to such transaction or series of transactions do not retain a majority of the voting power of the surviving entity immediately following such transaction or series of transactions, or (c) the grant of an exclusive license to all or substantially all of our technology or intellectual property rights except where such exclusive license is made to one or more wholly-owned subsidiaries of our company.

Dividends. The Designated Preferred Stock will not be entitled to dividends or distributions unless and until our board declares a dividend or distribution in cash or other property to holders of outstanding shares of Common Stock, in which event, the aggregate amount of such each distribution shall be distributed as follows: (a) first, seventy percent (70%) of the distribution amount to the holders of shares of Designated Preferred Stock, on a pro rata basis, until such time as such holders have received an aggregate amount in distributions or other payments in respect of such holder’s shares that is equal to the number of shares owned by such holders multiplied by the liquidation preference stated above, and (b) second, thirty percent (30%) of the distribution amount to the holders of shares of Common Stock, on a pro rata basis. Notwithstanding the foregoing, at such time as the holders of Designated Preferred Stock and Common Stock have received the amounts described above, the holders of the Designated Preferred Stock shall receive Distributions pari passu with the holders of the Common Stock on an as-converted basis, using the then-current conversion rate of such shares of Designated Preferred Stock.

47

Preemptive Rights. Until our initial public offering of Common Stock occurs and unless otherwise waived by the prior express written consent of the holders of the majority of the voting power of all then outstanding Designated Preferred Stock, voting together on an as-converted to Common Stock basis, in the event that we propose to issue any Common Stock or shares convertible or exercisable for Common Stock, except for excluded issuances, we must first offer those additional equity securities to holders of Designated Preferred Stock for a period of no less than thirty (30) days prior to selling or issuing any such additional equity securities to any person, in accordance with the procedures set forth in the certificate of incorporation. For purposes hereof, “excluded securities” means the issuance of shares of Common Stock or securities convertible into shares of Common Stock (a) granted pursuant to or issued upon the exercise of stock options granted under an equity incentive plan to employees, officers, directors, consultants or strategic partners, (b) granted to employees, officers, directors, consultants or strategic partners for services, including in connection with an incentive plan, or other fair value received or committed, (c) in consideration for a transaction approved by the board which does not result in the issuance for cash of more than five percent (5%) of the outstanding shares of Common Stock, (d) in connection with an acquisition transaction approved by the board, (e) to vendors, commercial partners, financial institutions or lessors in connection with commercial credit transactions, equipment financings or similar transaction approved by the board (provided that such securities do not exceed 10% of the consideration in such transaction), (f) pursuant to conversion or exchange rights included in securities previously issued by our company or (g) in connection with a stock split, stock division, reclassification, stock dividend or other recapitalization.

Redemption. Shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock are not redeemable without the prior express written consent of the holders of the majority of the voting power of all then outstanding shares of such Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock, as applicable.

Protective Rights. So long as at least twenty-five percent (25%) of the Designated Preferred Stock collectively remains outstanding, in addition to any other vote or consent of stockholders required by law, the vote or consent of the holders of at least a majority of all shares of Designated Preferred Stock then outstanding and entitled to vote thereon, voting together and on an as-converted to Common Stock basis, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, including the consent of the holders of Series A-1 Preferred Stock, shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise:

(a) the authorization, creation and/or issuance of any equity security, other than shares of Common Stock or options to purchase Common Stock issued to investors, employees, managers, officers or directors of, or consultants or advisors to, our company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the board;

(b) the amendment, alteration or repeal of any provision of the certificate of incorporation or bylaws or otherwise alter or change any right, preference or privilege of any Designated Preferred Stock in a manner adverse to the holders thereof;

(c) any increase or decrease in the size of the board;

(d) the purchase, redemption, or acquisition of any shares other than from a selling holder pursuant to the provisions of the certificate of incorporation or any other restriction provisions applicable to any shares in agreements approved by the board or in the operating agreement of any limited liability company utilized for the purpose of facilitating investment in our company;

(e) the liquidation or dissolution of our company or the sale, lease, pledge, mortgage, or other disposal of all or substantially all of our assets;

(f) any election to engage in any business that deviates in any material respect from our business as contemplated under any operating plan approved by the Board;

(g) the waiver of any adjustment to the conversion price applicable to the Designated Preferred Stock; or

(h) any declaration or payment of any cash dividend or other cash distribution to any holders of capital stock.

48

Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our certificate of incorporation and bylaws include provisions that eliminate, to the extent allowable under Delaware law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our certificate of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our amended and restated certificate of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for whom indemnification is sought.

Transfer Agent

We are in the process of appointing VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, telephone 212-828-8436, as the transfer agent for our Common Stock and Preferred Stock.

49

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bevilacqua PLLC.

EXPERTS

The financial statements for the years ended December 31, 2017 and 2016 included in this offering circular have been audited by dbbmckennon, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the Common Stock offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the Common Stock to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the closing of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the offering statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

50

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of 20/20 GeneSystems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of 20/20 GeneSystems, Inc. (the “Company”) as of December 31, 2017 and 2016, the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses and unpredictable revenue stream raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ dbbmckennon

We have served as the Company’s auditor since 2017.

Newport Beach, California

June 22, 2018

20/20 GENESYSTEMS, INC.

BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,040,083	$982,225
Accounts receivable, net	53,106	44,217
Inventory	37,792	43,864
Prepaid expenses	11,020	16,074
Total current assets	1,142,001	1,086,380

Property and equipment, net	7,017	16,032
Intangible assets, net	200,559	178,517
Due from affiliated entities	57,154	53,354
Other assets	15,390	12,031
Total assets	$1,422,121	$1,346,314

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$254,440	$134,437
Accrued liabilities	499,997	425,328
Deferred revenue	-	688
Advances from investors	210,000	-
Total current liabilities	964,437	560,453

Security deposit	1,500	1,500
Total liabilities	965,937	561,953

Commitments and contingencies (Note 6)	-	-

Stockholders’ equity:
Preferred stock A-2, $0.01 par value; 800,000 authorized; 312,361 and -0- shares issued and outstanding, respectively	3,124	-
Preferred stock A-1, $0.01 par value; 978,000 authorized; 651,465 and 651,465 shares issued and outstanding, respectively	6,515	6,515
Preferred stock A, $0.01 par value; 1,303,000 authorized; 846,368 and 846,368 shares issued and outstanding, respectively	8,464	8,464
Common stock, $0.01 par value; 25,000,000 authorized; 4,632,608 and 4,632,608 shares issued and outstanding, respectively	46,326	46,326
Additional paid-in capital	16,305,560	15,372,667
Accumulated deficit	(15,913,805)	(14,649,611)
Total stockholders’ equity	456,184	784,361
Total liabilities and stockholders’ equity	$1,422,121	$1,346,314

See accompanying notes to the financial statements

20/20 GENESYSTEMS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Revenues - products and services	$313,207	$383,707
Revenues - grant awards	-	43,294
	313,207	427,001

Cost of revenues	182,275	256,221

Gross profit	130,932	170,780

Operating expenses:
Sales, general and administrative	1,143,061	1,977,154
Research and development	267,063	424,426
Total operating expenses	1,410,124	2,401,580

Operating loss	(1,279,192)	(2,230,800)

Other income (expense):
Interest expense	-	(9,472)
Interest income	785	4,905
Other expense	(12,600)	(15,100)
Other income	26,813	22,415
Total other (income) expense	14,998	2,748

Net loss	$(1,264,194)	$(2,228,052)

Basic and diluted net loss per common share	$(0.27)	$(0.48)
Weighted-average common shares outstanding, basic and diluted	4,632,608	4,600,549

See accompanying notes to the financial statements

20/20 GENESYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Series A-2 Preferred Stock		Series A-1 Preferred Stock		Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2015	-	$-	-	$-	818,684	$8,187	4,564,294	$45,643	$13,089,662	$(12,421,559)	$721,933
Issuance of preferred stock for cash	-	-	651,465	6,515	27,684	277	-	-	2,078,208	-	2,085,000
Shares issued for services	-	-	-	-	-	-	68,314	683	177,617	-	178,300
Compensation expense related to stock options	-	-	-	-	-	-	-	-	69,680	-	69,680
Cost of raising capital	-	-	-	-	-	-	-	-	(42,500)	-	(42,500)
Net loss	-	-	-	-	-	-	-	-	-	(2,228,052)	(2,228,052)
Balance, December 31, 2016	-	$-	651,465	$6,515	846,368	$8,464	4,632,608	$46,326	$15,372,667	$(14,649,611)	$784,361
Issuance of preferred stock, net of issuance costs	312,361	3,124	-	-	-	-	-	-	932,893	-	936,017
Net loss	-	-	-	-	-	-	-	-	-	(1,264,194)	(1,264,194)
Balance, December 31, 2017	312,361	$3,124	651,465	$6,515	846,368	$8,464	4,632,608	$46,326	$16,305,560	$(15,913,805)	$(456,184)

See accompanying notes to the financial statements

20/20 GENESYSTEMS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,264,194)	$(2,228,052)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,606	25,295
Stock-based compensation	-	247,980
Changes in operating assets and liabilities:
Accounts receivable	(11,090)	91,476
Inventory	6,072	(31,094)
Prepaid expenses and other	3,900	121,191
Accounts payable	116,114	(71,670)
Accrued liabilities	78,555	(46,481)
Deferred revenue	(688)	-
Deferred rent	-	(3,213)
Net cash used in operating activities	(1,060,725)	(1,894,568)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(23,634)	(22,733)
Related party advances	(3,800)	(53,354)
Deposits and other	-	(783)
Net cash used in investing activities	(27,434)	(76,870)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayment) of the line of credit, net	-	(186,731)
Proceeds from investor advances	210,000	-
Proceeds from sale of preferred stock	936,017	2,085,000
Payments made related to fund raising costs	-	(42,500)
Net cash provided by financing activities	1,146,017	1,855,769

Increase (decrease) in cash and cash equivalents	57,858	(115,669)
Cash and cash equivalents, beginning of year	982,225	1,097,894
Cash and cash equivalents, end of year	$1,040,083	$982,225

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$9,472
Cash paid for income taxes	$-	$-

See accompanying notes to the financial statements

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 1 – BUSINESS AND NATURE OF OPERATIONS

20/20 GeneSystems, Inc. (the "Company") was founded in May 2000 to develop and commercialize innovative, proprietary diagnostics tests that aid in the fight against cancer.

We are a digital diagnostics company with the core mission of reducing cancer mortality in the U.S. and around the world through early detection. To do so, we use machine learning and big data analytics approaches to substantially improve the accuracy of tumor biomarkers that are currently tested in millions of individuals around the world. Our products include a blood test for early lung cancer (www.BloodTestforLungCancer.com) and a multi-cancer test for screening at least five cancers from one blood sample (www.OneTestforCancer.com). Our legacy businesses include a patented field test kit for screening suspicious powders for bioterror agents that is used regularly by hundreds of first responder organizations worldwide (www.BioCheckInfo.com).

Going Concern

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has sustained substantial losses from operations since inception and does not have a predictable revenue stream. In addition, the Company has used, rather than provided, cash in its operations. The lack of a proven profitable business strategy that would generate a predictable revenue stream raise substantial doubt for the Company to continue as a going concern. It is management's plan in this regard to obtain additional working capital through equity financings and to pursue a new, less labor-intensive approach to sales. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2017 and 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable and accrued liabilities. Fair values for these items were assumed to approximate carrying values because of their short-term nature or they are payable on demand.

Cash and Cash Equivalents

The Company considers time deposits, certificates of deposit, and certain investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable represent amounts due from customers, amounts due from grants and awards, and other sources. On December 31, 2017 and 2016, customer accounts receivable and receivables from other sources totaled $53,106 and $44,217, respectively. Management reviews open accounts monthly and takes appropriate steps for collection. When needed, an allowance for doubtful accounts is recorded to reflect management's determination of the amount deemed uncollectable. An allowance for doubtful accounts of $1,479 is included in accounts receivable at December 31, 2017 and 2016.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first out (FIFO) method. Inventories consisted entirely of finished goods as of December 31, 2017 and 2016.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of three (3) to seven (7) years. Significant renewals and betterments are capitalized while maintenance and repairs are charged to expense as incurred. Leasehold improvements are amortized on the straight-line basis over the lesser of their estimated useful lives or the term of the related lease, whichever is shorter. Gains or losses on dispositions of assets are reflected in other income or expense.

Intangible Assets - Patents

The Company capitalizes patent filing fees, and it expenses legal fees, in connection with internally developed pending patents. The Company also will capitalize patent defense costs to the extent these costs enhance the economic value of an existing patent. The Company evaluates the capitalized costs annually to determine if any amounts should be written down. Patent costs begin amortizing upon approval by the corresponding government and are generally amortized over the expected period to be benefitted, not to exceed the patent lives, which may be as long as 20 years.

Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during 2017 and 2016. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. During the years ended December 31, 2017 and 2016, offering costs totaled approximately $82,000 and $42,500, respectively.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company.

Per Share Information

Basic per share information is computed based upon the weighted average number of common shares outstanding during the period. Diluted per share information consists of the weighted average number of common shares outstanding, plus the dilutive effects of potential common shares, including convertible preferred shares, and options and warrants calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive. During the years ended December 31, 2017 and 2016, the Company excluded the outstanding securities summarized below from its calculation of diluted loss per share, as their effects would have been anti-dilutive.

	2017	2016
Warrants to purchase common stock	117,906	128,211
Options to purchase common stock	379,524	379,524
Series A-2 preferred stock	312,361	-
Series A-1 preferred stock	651,465	651,465
Series A preferred stock	846,368	846,368
	2,307,624	2,005,568

Revenue Recognition

The Company recognizes revenue from the sale of BioCheck® when purchase orders are processed and kits are shipped to customers. Revenue from the sale of PAULA’s Test+™ is recognized when returned testing kits are processed in the laboratory and the results are reported. Due to the nature of PAULA’s Test+™, revenue per test is recorded based on historical average receipts from patients and insurance companies. Revenues from grants and awards are recognized in the period allowable expenses are incurred.

Shipping and Handling

Amounts billed to a customer for shipping and handling are reported as revenues. Costs related to shipments to the Company are classified as cost of sales and totaled $7,651 and $6,472 for the years ended December 31, 2017 and 2016, respectively.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future manufacturing processes. Our research and development costs consist primarily of materials and services. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Advertising

The Company expenses advertising costs as incurred. Advertising expenses were $17,658 and $5,015 for the years ended December 31, 2017 and 2016, respectively.

Stock-Based Compensation

The Company accounts for stock options issued to employees under ASC 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured based on the value of the Company’s common stock, along with other variables as applicable, on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740, Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. At December 31, 2017 and 2016, the Company has established a full allowance against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit. Interest and penalties, if any, are accrued as a component of operating expenses when assessed.

Concentrations

The Company maintains its cash at various financial institutions located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company maintains balances in excess of the federally insured limits. The Company has not experienced any losses with respect to its cash balances.

As of December 31, 2017, approximately 82% of total accounts receivable were due from two sources. As of December 31, 2016, approximately 69% of total accounts receivable were due from four sources. During the year ended December 31, 2017, approximately 28% of total revenues were received from two sources. During the year ended December 31, 2016, approximately 43% of total revenues were received from three sources. Management believes the loss of one or more of these customers would have a significant effect on the Company’s financial condition.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as a new Topic, Accounting Standards Codification (“ASC”) Topic 606, which supersedes existing accounting standards for revenue recognition and creates a single framework. Additional updates to Topic 606 issued by the FASB in 2015 and 2016 include the following:

●	ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of the new guidance such that the new provisions will now be required for fiscal years, and interim periods within those years, beginning after December 15, 2017.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

●	ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations (reporting revenue gross versus net).

●	ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which clarifies the implementation guidance on identifying performance obligations and classifying licensing arrangements.

●	ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which clarifies the implementation guidance in a number of other areas.

The underlying principle is to use a five-step analysis of transactions to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The standard permits the use of either a retrospective or modified retrospective application. ASU 2014-09 and ASU 2016-12 are effective for annual reporting periods beginning after December 15, 2017. The Company will adopt ASC 606 using the modified retrospective method for annual and interim reporting periods beginning January 1, 2018. The Company has aggregated and reviewed its contracts that are within the scope of ASC 606. Based on its evaluation, the Company does not anticipate the adoption of ASC 606 will have a material impact on its balance sheet or related statements of operations, equity or cash flows. Accordingly, the Company will continue to recognize revenue at the time services are delivered.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the update requires only a single-step quantitative test to identify and measure impairment based on the excess of a reporting unit's carrying amount over its fair value. A qualitative assessment may still be completed first for an entity to determine if a quantitative impairment test is necessary. The update is effective for fiscal year 2021 and is to be adopted on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the adoption of this guidance on its financial condition, results of operations and cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases. This ASU is a comprehensive new leases standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require companies to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. Topic 842 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The ASU is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years; earlier adoption is permitted. In the financial statements in which the ASU is first applied, leases shall be measured and recognized at the beginning of the earliest comparative period presented with an adjustment to equity. Practical expedients are available for election as a package and if applied consistently to all leases. The Company is currently evaluating the impact of the adoption of this guidance on its financial condition, results of operations and cash flows.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. We are currently in the process of evaluating the impact of the adoption of ASU 2016-13 on our financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

	2017	2016
Office equipment	$75,213	$75,213
Furniture and fixtures	17,132	17,132
Laboratory equipment	323,890	323,890
Leasehold improvements	5,700	5,700
Total property and equipment	421,935	421,935
Less accumulated depreciation	(414,918)	(405,903)
	$7,017	$16,032

Depreciation expense was $9,014 and $23,703 for the years ended December 31, 2017 and 2016, respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31:

	2017	2016
Issued patents (amortized)	$31,840	$31,840
Unissued patents (unamortized)	189,415	165,781
Total patents	221,255	197,621
Less accumulated amortization	(20,696)	(19,104)
	$200,559	$178,517

Amortization expense for intangible assets for the years ended December 31, 2017 and 2016 was $1,592. Estimated amortization expense on issued patents for the years ending December 31 are as follows:

2018	$1,592
2019	1,592
2020	1,592
2021	1,592
2022	1,592
Thereafter	3,184
$11,144

NOTE 5 – LINE OF CREDIT

In July 2015, the Company entered into a $240,000 line of credit agreement with Capefirst Funding, LLC (lender). The line of credit had an interest rate of 18% per annum with interest payable monthly. The line of credit matured July 30, 2016 with final payment and interest due on that date, which could be extended at the lender's option. The lender also had the option to convert a portion or all of the outstanding balance into securities offered by the Company. The line of credit was secured by the Company's assets including current and future proceeds from grant and award contracts. The terms of the agreement also provided the lender with a warrant to purchase 7,817 shares of common stock at an exercise price of $0.01 per share plus $500, for an effective exercise price of $0.07 per share, which expires July 30, 2023. The Company incurred interest expense on the line of credit of $0 and $9,472 for the years ended December 31, 2017 and 2016, respectively. The line of credit matured in 2016 without extension and was repaid in full.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 6 – COMMITMENTS AND CONTINGENCIES

In August 2011, the Company entered into a lease commencing in December 2011 which expired in November 2016. Under the lease agreement, the Company was to pay an annual rent of $134,975, plus additional operating expenses. The agreement included a 3% annual increase and an option to expand office space. Upon expiration, this lease has continued on a month-to-month basis. Total rent expense, including additional operating expenses related to this property, was $142,872 and $120,887, for the years ended December 31, 2017 and 2016, respectively.

In August 2014, the Company entered into an operating lease agreement for an office copier. The lease term was for four years, expiring in August 2018. Monthly payments under the agreement are $526 plus additional operating costs. Total equipment lease expense related to this copier was $6,373 and $6,309 for the years ended December 31, 2017 and 2016, respectively.

Future minimum base lease payments under this lease agreement for the years ending December 31 are as follows:

2018	$4,208
$4,208

Royalties and License Agreements

The Company has entered into various agreements related to fundraising and other consulting services that commits the Company to paying certain additional fees contingent upon certain milestones and/or events. The amount of liability, if any, cannot be reasonably estimated. Hence, no liability has been recorded in the accompanying financial statements.

In 2008, the Company entered into three deferred bonus agreements and agreed to pay deferred bonus payments of approximately $500,000 if certain events related to stock options were triggered. The related stock options expired in February 2018. Upon expiration of these options, the contingency related to this deferred bonus also expired.

In November 2000, the Company entered into a licensing agreement with the United States Public Health Service ("PHS") that gave the Company exclusive rights to use several patents owned by PHS. The agreement was subsequently amended in 2005 and 2011. Under the most current agreement, the Company was required to pay minimum annual royalty fees of $7,500 due and payable on January 1 of each calendar year from 2003 through 2011. Further payment of the minimum annual royalty has been deferred until January 1 of the calendar year following the first year the Company achieves annual net sales of the licensed product equal to or greater than $1,000,000. The minimum annual royalty will be due January 1 of each calendar year thereafter. The PHS agreement also calls for the Company to pay other royalties, including earned royalties, benchmark royalties, and sublicensing royalties. In addition, the agreement requires the Company to reimburse PHS for patent expenses incurred. Reimbursement is due on January 1 of each calendar year beginning in 2013. Minimum reimbursement of $10,000 is due until the Company has achieved $500,000 in net sales of licensed products, $20,000 once the Company has achieved between $500,000 and $1,000,000 in net sales of licensed products, and the balance of the remaining unreimbursed patent expenses due in full once the Company achieves net sales of licensed products of $1,000,000 or upon termination or expiration of the license, whichever comes first. In addition, PHS continues to submit annual requests for reimbursement of patent expenses incurred throughout the preceding year. Unreimbursed patent expenses are included in accrued expenses and were $188,294 and $181,154 at December 31, 2017 and 2016, respectively.

In September 2002, the Company entered into an investment agreement with the Maryland Technology Development Corporation ("TEDCO"). Under this agreement, and three subsequent amendments in 2003, 2007 and 2014, the Company received $250,000 in funding. Per the agreement, the Company is to repay the amount awarded beginning on July 1, 2003. The amount of each payment is equal to 3% of sales revenue from the preceding quarter. Under the agreement, no one quarterly payment can exceed $70,000 and total quarterly payments cannot exceed $70,000 in one year. Additionally, the maximum amount to be repaid is $350,000. The agreement includes certain options to repay the amount awarded through equity. Total royalty expenses incurred under this agreement were $0 and $2,252 for the years ended December 31, 2017 and 2016, respectively. This agreement expired in March 2016.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

In July 2002, the Company entered into an award and royalty agreement with MdBio, Inc. ("MdBio"). Under this agreement, the Company received $150,000 in funding and is to make payments of 3% of gross sales revenues beginning in June 2003 and ending when a total of $450,000 has been repaid. Total royalty expenses incurred relating to this agreement were $7,533 and $11,302 for the years ended December 31, 2017 and 2016, respectively. The remaining maximum contingent liability was $299,400 at December 31, 2017.

During 2010, the Company entered into a licensing agreement with Abbott Molecular, Inc. ("Abbott"). Under this agreement, the Company retained exclusive rights to use certain processes and know-how for which Abbott has a patent pending. Under this agreement, the Company is to pay royalties equal to 9% of the service revenue and net sales of each licensed product sold or otherwise disposed of prior to the issuance of the related patents and 18% of sales revenue or net sales of each licensed product sold or otherwise disposed of once the related patents are issued. Royalties will be deferred until either the Company's lung cancer testing business is acquired by Abbott or another third party or the value of the royalties exceeds $1,000,000. The agreement also allows Abbott first right to acquire the Company's lung cancer testing business at various intervals. For the years ended December 31, 2017 and 2016 total royalty expenses incurred under this agreement were $1,049 and $1,890, respectively.

In May 2011, the Company received a grant from the Maryland Biotechnology Center ("MBC"). Under this grant agreement, the Company was to receive $200,000 in funding. Per the agreement, beginning January 31 of the year after the completion of the project, the Company is to repay MBC in payments equal to 3% of total sales revenues (excluding revenues relating to the Company's BioCheck® suspicious powder screening kit). If the grant is not repaid in full by one year after the first payment date, the total repayment will equal 150% of the award, or $300,000. If the grant is not repaid in full by two years after the first payment date, the total repayment will equal 175% of the award, or $350,000. If the grant is not repaid in full by three years after the first payment date, the total repayment will equal 200% of the award, or $400,000. For the years ended December 31, 2017 and 2016, total royalty expenses incurred under this agreement were $349 and $630, respectively. The remaining maximum contingent liability was $392,013 at December 31, 2017.

In February 2016, we entered into a collaboration agreement with National Foundation for Cancer Research, Inc. (”NFCR”), a tax exempt 501(c)(3) organization, for the development of a cloud accessible algorithm to assist physicians in the Peoples Republic of China (“PRC”) to interpret test results, and to support refinements of the Company’s PAULAs test. The NFCR will assist the Company in obtaining blood test data from the PRC. Upon execution of the agreement, the Company issued NFCR 19,157 shares of Common Stock. The Company issued an additional 19,157 shares of Common Stock in 2016 based on the first milestone of receiving data from the first 1,000 patients located in the PRC. These shares are included in the statement of stockholders’ equity as shares issued for services. Per the agreement, after the Company has analyzed data from the initial population, it may seek additional data from more patients which can trigger an additional 38,315 shares of Common Stock being issued. To date, this provision has not yet been triggered. If upon seeking and receiving this additional patient data as set forth in the agreement, and immediately after issuing the requisite shares, the Company for five (5) years shall pay to NFCR two percent (2%) of gross sales the Company derives from the sale, licensing and other dispositions of the developed algorithm, payable quarterly.

Effective April 17, 2017, the Company entered into a six-month option agreement to obtain and secure an exclusive license to certain technology. The option period was extended through February 28, 2018 through an amendment executed in November 2017. If the option is exercised, the Company will have an exclusive license to the technology until the last patent included in the specified technology expires, or 20 years. As consideration for this option, the Company paid an option fee of $75,000. Once the option was exercised, an additional license fee of $150,000 in cash and $300,000 in common stock would be due February 28, 2018. In February 2018, the Company issued 92,025 shares of common stock and paid the $150,000 license fee pursuant to this agreement, which are being held in escrow and will be released upon obligations being met per the agreement.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 7 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized the issuance of 5,000,000 shares of Preferred Stock with par value of $0.01, of which 1,303,000 have been designated as Series A Preferred Stock, 978,000 have been designated as Series A-1 Preferred Stock, 800,000 shares have been designated as Series A-2 Preferred Stock (collectively, the “Designated Preferred Stock”). Below is a summary of the terms of the Designated Preferred Stock.

Ranking. With respect to dividend rights and rights on liquidation, winding up and dissolution, shares of Designated Preferred Stock rank pari passu to each other and senior to all shares of Common Stock.

Voting Rights. Shares of Designated Preferred Stock vote together with the holders of Common Stock on an as-converted basis on all matters for which the holders of Common Stock vote at an annual or special meeting of stockholders or act by written consent, except as required by law. For so long as shares of Designated Preferred Stock are outstanding, the holders of such shares vote together, as a separate class, to elect one director to the Company’s board, and for so long as shares of Series A-1 Preferred Stock are outstanding, the holders of Series A-1 Preferred Stock vote together, as a separate class, to elect one director to the Company’s board.

Conversion Rights. Each share of Designated Preferred Stock is convertible at any time at the option of the holder at the then current conversion rate. The conversion rate for the Designated Preferred Stock is currently one share of Common Stock for each share of Designated Preferred Stock, calculated by dividing the liquidation preference of such share by the conversion price then in effect. In addition, all outstanding shares of Designated Preferred Stock, plus accrued but unpaid dividends thereon, shall automatically be converted into shares of Common Stock, at the then effective conversion rate, upon the earlier to occur of (a) the closing of the sale of shares of Common Stock to the public at a price of at least $8.15 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a public offering pursuant to an effective registration statement or offering statement under the Securities Act, resulting in at least $5,000,000 of gross proceeds to the Company, (b) the date on which the shares of Common Stock are listed on a national stock exchange, including without limitation the New York Stock Exchange or the Nasdaq Stock Market, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of Designated Preferred Stock, voting together on an as-converted to Common Stock basis (which vote or consent shall include the holders of at least 67% of the shares of Series A-1 Preferred Stock outstanding voting as a separate class).

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, each holder of Designated Preferred Stock then outstanding shall be entitled to be paid out of the cash and other assets of the Company available for distribution to its stockholders, prior and in preference to all shares of Common Stock, an amount in cash equal to the aggregate liquidation preference of all shares held by such holder. The shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock have a liquidation preference of $3.07, $3.07 and 3.26, respectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) plus any accrued and unpaid dividends. If upon any liquidation or deemed liquidation event the remaining assets available for distribution are insufficient to pay the holders of Designated Preferred Stock the full preferential amount to which they are entitled, the holders of Designated Preferred Stock shall share ratably in any distribution of the remaining assets and funds in proportion to the respective full preferential amounts which would otherwise be payable, and the Company shall not make or agree to make any payments to the holders of Common Stock. A “deemed liquidation event” means, unless otherwise determined by the holders of at least a majority of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock then outstanding (each voting as a single class on an as-converted basis), (a) a sale of all or substantially all of the Company’s assets to a non-affiliate of the Company, (b) a merger, acquisition, change of control, consolidation or other transactions or series of transactions in which stockholders prior to such transaction or series of transactions do not retain a majority of the voting power of the surviving entity immediately following such transaction or series of transactions, or (c) the grant of an exclusive license to all or substantially all of the Company’s technology or intellectual property rights except where such exclusive license is made to one or more wholly-owned subsidiaries of the Company.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Dividends. The Designated Preferred Stock will not be entitled to dividends or distributions unless and until the board declares a dividend or distribution in cash or other property to holders of outstanding shares of Common Stock, in which event, the aggregate amount of such each distribution shall be distributed as follows: (a) first, seventy percent (70%) of the distribution amount to the holders of shares of Designated Preferred Stock, on a pro rata basis, until such time as such holders have received an aggregate amount in distributions or other payments in respect of such holder’s shares that is equal to the number of shares owned by such holders multiplied by the liquidation preference stated above, and (b) second, thirty percent (30%) of the distribution amount to the holders of shares of Common Stock, on a pro rata basis. Notwithstanding the foregoing, at such time as the holders of Designated Preferred Stock and Common Stock have received the amounts described above, the holders of the Designated Preferred Stock shall receive Distributions pari passu with the holders of the Common Stock on an as-converted basis, using the then-current conversion rate of such shares of Designated Preferred Stock.

Preemptive Rights. Until the Company’s initial public offering of Common Stock occurs and unless otherwise waived by the prior express written consent of the holders of the majority of the voting power of all then outstanding Designated Preferred Stock, voting together on an as-converted to Common Stock basis, in the event that the Company proposes to issue any Common Stock or shares convertible or exercisable for Common Stock, except for excluded issuances, the Company must first offer those additional equity securities to holders of Designated Preferred Stock for a period of no less than thirty (30) days prior to selling or issuing any such additional equity securities to any person, in accordance with the procedures set forth in the certificate of designation. For purposes hereof, “excluded securities” means the issuance of shares of Common Stock or securities convertible into shares of Common Stock (a) granted pursuant to or issued upon the exercise of stock options granted under an equity incentive plan to employees, officers, directors, consultants or strategic partners, (b) granted to employees, officers, directors, consultants or strategic partners for services, including in connection with an incentive plan, or other fair value received or committed, (c) in consideration for a transaction approved by the board which does not result in the issuance for cash of more than five percent (5%) of the outstanding shares of Common Stock, (d) in connection with an acquisition transaction approved by the board, (e) to vendors, commercial partners, financial institutions or lessors in connection with commercial credit transactions, equipment financings or similar transaction approved by the board (provided that such securities do not exceed 10% of the consideration in such transaction), (f) pursuant to conversion or exchange rights included in securities previously issued by the Company or (g) in connection with a stock split, stock division, reclassification, stock dividend or other recapitalization.

Redemption. Shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock not redeemable without the prior express written consent of the holders of the majority of the voting power of all then outstanding shares of such Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, as applicable.

Protective Rights. So long as at least twenty-five percent (25%) of the Designated Preferred Stock collectively remains outstanding and until an amount equal to the liquidation value has been paid to the then current holders of Designated Preferred Stock by way of a distribution or other payment from the Company in respect of each such holder’s shares, in addition to any other vote or consent of stockholders required by law, the vote or consent of the holders of at least a majority of all shares of Designated Preferred Stock then outstanding and entitled to vote thereon, voting together and on an as-converted to Common Stock basis, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, including the consent of the holders of Series A-1 Preferred Stock, shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise:

(a) the authorization, creation and/or issuance of any equity security, other than shares of Common Stock or options to purchase Common Stock issued to investors, employees, managers, officers or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the board;

(b) the amendment, alteration or repeal of any provision of the certificate of incorporation or bylaws or otherwise alter or change any right, preference or privilege of any Designated Preferred Stock in a manner adverse to the holders thereof;

(c) any increase or decrease in the size of the board;

(d) the purchase, redemption, or acquisition of any shares other than from a selling holder pursuant to the provisions of the certificate of incorporation or any other restriction provisions applicable to any shares in agreements approved by the board or in the operating agreement of any limited liability company utilized for the purpose of facilitating investment in the Company;

(e) the liquidation or dissolution of the Company or the sale, lease, pledge, mortgage, or other disposal of all or substantially all of the Company’s assets;

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(f) any election to engage in any business that deviates in any material respect from our business as contemplated under any operating plan approved by the board; or

(g) the waiver of any adjustment to the conversion price applicable to the Designated Preferred Stock.

Series A-2 Preferred Stock

On December 29, 2017, the Company issued 312,361 shares of Series A-2 Preferred Stock at $3.26 per share for proceeds of $936,017, net of $82,280 of offering cost fees, to investors an equity crowdfunding offering under Section 4(a)(6) of the Securities Act of 1933, as amended, and Regulation Crowdfunding promulgated thereunder. On January 23, 2018, the Company completed a second and final closing of this equity crowdfunding offering and issued 15,027 shares of Series A-2 Preferred Stock for gross proceeds of $48,988. In connection with this offering, the Company also issued 6,548 shares of Series A-2 Preferred Stock to First Democracy VC, the platform for the offering, as partial consideration for their services.  These shares were issued subsequent to December 31, 2017 upon completion of the Regulation Crowdfunding campaign.

Series A-1 Preferred Stock

The Company has issued 651,465 of Series A-1 Preferred Stock. Gross proceeds from the Series A-1 Preferred Stock offering were $2,000,000 during the year ended December 31, 2016. The issued shares were outstanding as of December 31, 2017 and 2016.

Series A Preferred Stock

The Company has issued 846,368 shares of Series A Preferred Stock. As of December 31, 2017 and 2016, 846,368 shares were outstanding. Gross proceeds from the Series A Preferred Stock offering was $85,000 during the year ended December 31, 2016.

Common Stock

As of December 31, 2017 and 2016, the Company had 25,000,000 authorized shares of Common Stock, 4,632,608 shares of which were issued and outstanding.

In the year ended December 31, 2016, the Company issued 68,314 shares of Common Stock for services for which $178,300 in expense was recognized.

Stock Options

In 2007, our Board of Directors adopted the 20/20 GeneSystems 2007 Equity Compensation Plan (the “2007 Plan”). The 2007 Plan provides for the grant of equity awards to employees and non-employees, including stock options and stock-based awards. Up to 500,000 shares of our common stock may be issued pursuant to awards granted under the 2007 Plan. The 2007 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

No stock options were granted during the years ended December 31, 2017 and 2016. Management determines the value of options granted using the calculated value method and the Black-Scholes-Merton option pricing model.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

At times, the Company granted stock options under the 2007 Plan in excess of the authorized shares under the plan. However, as of December 31, 2017 and 2016, due to forfeitures the number of options outstanding under the 2007 Plan are less than the authorized shares. The Company does not believe that such non-compliance with the 2007 Plan limits causes significant exposure to the Company as any options in excess have been forfeited and any such compensation expense has been recognized in historical financial information in compliance with applicable accounting standards. In 2017, the 2007 Plan expired.

A summary of the Company’s incentive stock options ("ISO") activity is as follows:

	Total Options	Weighted Average Exercise Price Per Share	Total Weighted Average Remaining Contractual Life
Options outstanding, December 31, 2015	295,763	$4.40	5.7
Granted	-	-	-
Exercised	-	-	-
Forfeited/Expired	(62,000)	4.50	-
Options outstanding, December 31, 2016	233,763	4.33	4.3
Granted	-	-	-
Exercised	-	-	-
Forfeited/Expired	-	-	-
Options outstanding, December 31, 2017	233,763	$4.33	3.3

Options exercisable, December 31, 2017	233,763	$4.33	3.3

The total fair value of ISOs vested during the years ended December 31, 2017 and 2016 was $0 and $69,680, respectively. There is no remaining unvested expense related to these stock options.

A summary of the Company’s nonstatutory stock options ("NSO") activity is as follows:

	Total Options	Weighted Average Exercise Price Per Share	Total Weighted Average Remaining Contractual Life
Options outstanding, December 31, 2015	312,011	$4.35	5.3
Granted	-	-	-
Exercised	-	-	-
Forfeited/Expired	(166,250)	4.50	-
Options outstanding, December 31, 2016	145,761	4.50	2.8
Granted	-	-	-
Exercised	-	-	-
Forfeited/Expired	-	-	-
Options outstanding, December 31, 2017	145,761	$4.50	$1.8

Options exercisable, December 31, 2017	145,761	$4.50	$1.8

The total fair value of NSO's vested during the years ended December 31, 2017 and 2016 was $0.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

Warrants

A summary of the Company’s warrant activity is as follows:

	Warrants	Weighted Average Exercise Price Per Share	Total Weighted Average Remaining Contractual Life
Warrants outstanding, December 31, 2015	127,711	$0.33	6.48
Granted	500	0.01	10.00
Exercised	-	-	-
Forfeited/Expired	-	-	-
Warrants outstanding, December 31, 2016	128,211	0.33	5.50
Granted	-	-	-
Exercised	-	-	-
Forfeited/Expired	(10,305)	4.00	-
Warrants outstanding, December 31, 2017	117,906	$0.01	4.98

Warrants exercisable, December 31, 2017	117,906	$0.01	4.98

Historically, warrants have been granted with equity investments whereby the value of the warrants is both a reduction and addition to additional paid-in capital for net zero effect. Warrants are valued similarly to stock options disclosed above, with the exception that the expected life is the contractual life. All warrants are fully vested upon grant.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company has historically employed or contracted with immediate family members of the Chief Executive Officer. Such arrangements are under compensation arrangements for services provided in the normal course of business.

As of December 31, 2017 and 2016, the Company has an outstanding balance due to Barry Cohen, the Chief Executive Officer’s brother, in the amount of $21,481 and $4,950 for professional services, respectively.

From time-to-time, investors in the Company are directed to deposit funds in a Limited Liability Company (“Investment LLC”) set up by the Company for the purposes of managing investments seeking the advantages of the Maryland Biotechnology Investor Tax Credit program. Funds from those Investment LLCs either have been or will be transferred to the Company pursuant to the rules and procedures of the tax credit program. Shares of the Company will be issued to investors in those Investment LLCs in the same manner as if they invested directly in the Company. While the Company performs the administrative tasks for the Investment LLC when they are active, the Company has no ownership, requirement to fund, or voting privileges within these entities.

As of December 31, 2017, the Company has approximately $57,000 due from various Investment LLCs controlled by certain shareholders of the Company as a result of funds advanced to them by the Company as it relates to the expected tax refunds under the Maryland Biotechnology Investor Tax Credit program.

During 2017, an Investment LLC received approximately $240,000 in funds for investment in the Company, pending application of the Maryland Biotechnology Investor Tax Credit. In November and December 2017, the Investment LLC lent the Company $210,000 which the Company subsequently repaid in 2018 upon the investment LLC receiving the requisite initial tax credit certificate. Furthermore, the $240,000 investment was made by the Investment LLC as part of a total investment of $309,000 for shares of stock in 2018. See Note 10.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 9 – INCOME TAXES

The following table presents the current and deferred income tax provision for federal and state income taxes for the years ended December 31, 2017 and 2016 (rounded):

	2017	2016
Current provision for income taxes	$-	$-
Deferred income tax benefit	-	-
Total provision for income taxes	$-	$-

The provision for federal income taxes differs from that computed by applying federal and state statutory rates to the loss before federal income tax provision, as indicated in the following analysis:

	2017	2016
Expected federal tax benefit	$(429,800)	$(757,500)
Expected state tax benefit	(104,300)	(183,800)
Nondeductible expenses and other	(11,000)	115,800
Rate change from TCJA	1,757,600	-
Increase in valuation allowance	(1,212,500)	825,500
Total provision for income taxes	$-	$-

The major components of the deferred taxes are as follows at December 31, 2017 and 2016 (rounded):

	2017	2016
Account receivable, net	$400	$600
Accumulated depreciation	(1,500)	(2,100)
Deferred rent	-	-
Intangible assets, net	(58,600)	(68,400)
Accrued expenses	16,100	28,300
Net operating loss	4,030,900	5,241,400
Deferred tax asset value allowance	(3,987,300)	(5,199,800)
	$-	$-

On December 22, 2017 the Tax Cuts and Jobs Act (“TCJA”) was signed into law. Pursuant to Staff Accounting Bulletin No 118, a reasonable estimate of the specific income tax effects for the TCJA can be determined and the Company is reporting these provisional amounts. Accordingly, the Company may revise these estimates in the upcoming year.

The TCJA reduces the corporate income tax rate from 34% to 21% effective January 1, 2018. All deferred income tax assets and liabilities, including NOL’s have been remeasured using the new rate under the TCJA and are reflected in the valuation of these assets as of December 31, 2017. As a result of the remeasurement, the value of our net deferred tax asset has decreased by approximately $1,758,000.

The Company files income tax returns for U.S. federal income tax purposes and in Maryland, Virginia, and Pennsylvania. Based on federal tax returns filed or to be filed through December 31, 2017, we had available approximately $13,500,000 in U.S. tax net operating loss carryforwards which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure. Net operating loss carryforwards expire in 20 years for federal income tax reporting purposes. For Federal income tax purposes, the net operating losses begin to expire in 2020. State net operating loss carryforwards through December 31, 2017 are approximately $14,445,000 and begin to expire in 2020. The valuation allowance for deferred tax assets increased by approximately $1,212,500 and $825,500 during the years ended December 31, 2017 and 2016, respectively.

The United States Federal and applicable state returns from 2014 forward are still subject to tax examination by the United States Internal Revenue Service; however, we do not currently have any ongoing tax examinations.

20/20 GENESYSTEMS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 10 – SUBSEQUENT EVENTS

On January 9, 2018, the Company issued 11,380 shares of Series A-2 Preferred Stock at $3.26 per share for gross proceeds of $37,100 to an Investment LLC.

On February 15, 2018, the Company issued 23,006 shares of Series A-2 Preferred Stock to a consultant as partial compensation for services provide by such consultant.

On March 16, 2018, the Company issued 94,785 shares of Series A-2 Preferred Stock at $3.26 per share for gross proceeds of $309,000 to an Investment LLC.

See also Notes 6 and 7 for disclosure of additional subsequent events.

The Company has evaluated subsequent events that occurred after December 31, 2017 through June 22, 2018, the issuance date of these financial statements. There have been no other events or transaction during this time which would have a material effect on these financial statements.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
1	Engagement Agreement, effective April 16, 2018, between 20/20 GeneSystems, Inc. and SI Securities, LLC

2.1	Form of Second Amended and Restated Articles of Incorporation of 20/20 GeneSystems, Inc.

2.2*	Bylaws of 20/20 GeneSystems, Inc.

4	Form of Subscription Agreement

6.1	Form of Escrow Agreement

6.2	Option Agreement to License and Commercialize Pan-Cancer Test Algorithm, dated April 17, 2017, between Chang Gung Memorial Hospital, Linkou and 20/20 GeneSystems, Inc.

6.3	Amendment to Option Agreement to License and Commercialize Pan-Cancer Test Algorithm, dated October 26, 2017, between Chang Gung Memorial Hospital, Linkou and 20/20 GeneSystems, Inc.

6.4	Cancer Early Detection Algorithm Development Collaboration Agreement, dated February 26, 2016, between National Foundation for Cancer Research, Inc. and 20/20 GeneSystems, Inc.

10*	Power of attorney (included on the signature page of this offering statement)

11.1	Consent of dbbmckennon

11.2†	Consent of Bevilacqua PLLC (included in Exhibit 12)

12†	Opinion of Bevilacqua PLLC

*   Previously filed

†   To be filed by amendment

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on June 22, 2018.

20/20 GENESYSTEMS, INC.

By:	/s/ Jonathan Cohen
Jonathan Cohen CEO and President

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jonathan Cohen	CEO, President and Director (principal executive officer and	June 22, 2018
Jonathan Cohen	principal financial and accounting officer)

*	Chairman of the board of directors	June 22, 2018
John G. Compton

*	Director	June 22, 2018
Richard M. Cohen

*	Director	June 22, 2018
Michael A. Ross

*	By:	/s/ Jonathan Cohen
Jonathan Cohen
Attorney-In-Fact

III-2